EXECUTION VERSION

Published CUSIP Number: 20903EAJ4
Revolving Credit CUSIP Number: 20903EAK1
Term Loan CUSIP Number: 20903EAL9
Delayed Draw Term Loan CUSIP Number: 20903EAM7

CREDIT AGREEMENT

Dated as of December 31, 2007

among

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.,
as Parent Guarantor,

CONSOLIDATED COMMUNICATIONS, INC.,
CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC.
and
FORT PITT ACQUISITION SUB INC.,
as Co-Borrowers,

THE LENDERS REFERRED TO HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Bank and Swingline Lender,

COBANK, ACB,
as Syndication Agent

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agent

THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agent

and

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger and Sole Bookrunner

ii

iii

EXHIBIT A	Form of Borrowing Request
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D-1	Form of Term Note
EXHIBIT D-2	Form of Revolving Note
EXHIBIT E	Form of Guaranty Agreement
EXHIBIT F	Form of Collateral Agreement
EXHIBIT G	Form of Mortgage
EXHIBIT H	Form of Notice of Prepayment
EXHIBIT I	Form of Notice of Account Designation
EXHIBIT J	Form of Notice of Conversion/Continuation

SCHEDULE 1.01(a)	Mortgaged Properties
SCHEDULE 1.01(b)	Synergy Cost Savings
SCHEDULE 3.02(c)	Non-Contravention
SCHEDULE 3.03	Government Approval, Regulation
SCHEDULE 3.05(b)	Other Liabilities
SCHEDULE 3.07	Litigation
SCHEDULE 3.08	Compliance with Laws and Agreements
SCHEDULE 3.09	Subsidiaries
SCHEDULE 3.10(b)	Leased and Owned Real Property
SCHEDULE 3.12	ERISA Matters
SCHEDULE 3.13(a)	Facilities/Properties Not in Compliance with Environmental Laws
SCHEDULE 3.13(b)	Environmental Claims
SCHEDULE 3.13(c)	Hazardous Materials
SCHEDULE 3.13(e)	Sites listed for Clean-up/Investigation
SCHEDULE 3.16	Insurance
SCHEDULE 3.19	Securities
SCHEDULE 3.20(d)	Mortgage Filing Offices
SCHEDULE 6.01(a)(iii)	Indebtedness to Remain Outstanding
SCHEDULE 6.02(iv)	Liens to Remain Outstanding
SCHEDULE 6.03(c)	Other Businesses
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.08(v)	Existing Affiliate Transactions
SCHEDULE 6.09	Existing Restrictions

CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of December 31, 2007, among CONSOLIDATED COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (“Holdings”), CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the “CCI Borrower”), CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC., a Delaware corporation (the “TXU Borrower”), FORT PITT ACQUISITION SUB INC., a Pennsylvania corporation (the “Merger Sub” and, together with the CCI Borrower and the TXU Borrower, the “Borrowers”), the financial institutions holding Loans or Commitments hereunder from time to time (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, COBANK, ACB, as Syndication Agent, GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agent, THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and WACHOVIA CAPITAL MARKETS, LLC, as sole lead arranger and sole bookrunner.

WHEREAS, Holdings and the Borrowers intend to (i) acquire (the “Merger”) and directly own all the assets and Equity Interests of North Pittsburgh Systems, Inc., a Pennsylvania corporation (the “Target”), pursuant to the Merger Documents (as defined below), by causing the Merger Sub to merge with and into the Target immediately upon the execution of this Agreement, with the Target being the surviving entity of such merger and therefor (and by its execution of this Agreement and the other Loan Documents to which it is a party), succeeding to and assuming all of the rights and obligations of Merger Sub under, and becoming a party to, this Agreement and the other Loan Documents to which Merger Sub is a party, and (ii) redeem the Senior Notes pursuant to the Senior Note Redemption;

WHEREAS, Holdings and the Borrowers have requested and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accrual Date” means October 1, 2005.

“Act” has the meaning assigned to such term in Section 9.19.

“Additional Collateral” has the meaning assigned to such term in Section 5.11.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.10(d).

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 9.01.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) solely for purposes of determining compliance with Section 6.08, to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Credit Exposure” means the aggregate amount of the Revolving Lenders’ Revolving Credit Exposures.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means for any day, a rate per annum equal to the highest of (a) the Administrative Agent’s Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate or the Federal Funds Rate, respectively.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.21.

“Applicable Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Rate” means, for any day, (a) with respect to Term Loans (other than Incremental Term Loans), (i) in the case of ABR Loans, 1.50% per annum, and (ii) in the case of Eurodollar Loans, 2.50% per annum, and (b) with respect to Revolving Loans, (i) before the Trigger Date, (x) in the case of ABR Loans, 1.50% per annum, and (y) in the case of Eurodollar Loans, 2.50% per annum, and (ii) on or after the Trigger Date, the applicable rate per annum set forth in the table below (x) under the caption “ABR Loans Spread,” in the case of ABR Loans, and (y) under the caption “Eurodollar Loans Spread,” in the case of Eurodollar Loans, in each case based upon the Total Net Leverage Ratio as of the most recent determination date:

Total Net Leverage Ratio	ABR Loans Spread	Eurodollar Loans Spread
>4.75 to 1.00	1.75%	2.75%
<4.75 to 1.00 >4.00 to 1.00	1.50%	2.50%
<4.00 to 1.00 >3.50 to 1.00	1.25%	2.25%
<3.50 to 1.00	1.00%	2.00%

For purposes of such calculation of the Applicable Rate with respect to Revolving Loans on and after the Trigger Date, (a) the Total Net Leverage Ratio shall be determined as of the end of each Fiscal Quarter of Holdings’ Fiscal Year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (b) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective ten (10) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Net Leverage Ratio. If at any time the Borrowers have not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Applicable Rate shall be the highest rate set forth in the table above until such time as the Borrowers have provided the information required under Section 5.01(a) or (b). Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01(a) or (b) is shown to be inaccurate (regardless of whether (a) this Agreement is in effect, or (b) the Revolving Credit Commitments are in effect, or (c) any Loans or Obligations hereunder are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (x) the Borrowers shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (y) the Applicable Rate for such Applicable Period shall be determined as if the Total Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.13. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 7.01.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wachovia Capital Markets, LLC and its successors and assigns.

“Asset Sale” means any direct or indirect sale, transfer, lease, conveyance or other disposition by Holdings or any of its Subsidiaries of any of its property or assets, including any sale or issuance of any Equity Interests of any Subsidiary of any Borrower, except (a) sales, dispositions and leases permitted by Sections 6.05(i) through (x) and (b) any such transaction or series of transactions which, if an Asset Sale, would not generate Net Proceeds in excess of $1.0 million (or, when taken together with all other such transactions, in excess of $5.0 million in any twelve-month period).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.10), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Borrower, those of its officers and other authorized senior management level employees whose signature and incumbency has been certified to the Administrative Agent and the Lenders by the Secretary of such Borrower in a certificate dated the Effective Date or any successor thereto.

“Available Cash” means, on any date of determination, for the period commencing on the Accrual Date and ending on the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), an amount equal to the sum (as calculated for Holdings and its Subsidiaries on a consolidated basis) of:

(a) Consolidated EBITDA for such period minus

(b) to the extent not deducted in the determination of Consolidated EBITDA, the sum of the following:

(i) non-cash dividend income for such period;

(ii) Consolidated Interest Expense for such period net of amortization of debt issuance costs incurred (A) in connection with or prior to the consummation of the Merger or (B) in connection with the Senior Note Redemption;

(iii) Capital Expenditures from Internally Generated Funds for such period;

(iv) cash income taxes for such period;

(v) scheduled principal payments of Indebtedness, if any, during such period;

(vi) voluntary prepayments of Indebtedness (other than in connection with the Merger, the Senior Note Redemption or any Permitted Refinancing), mandatory prepayments of Term Loans pursuant to clauses (iv) and (v) of Section 2.05(c) and net increases in outstanding Revolving Loans during such period;

(vii) the cash cost of any extraordinary or unusual losses or charges during such period; and

(viii) all cash payments made during such period on account of losses or charges expensed during or prior to such period (to the extent not deducted in the determination of Consolidated EBITDA for such prior period); plus

(c) to the extent not included in the determination of Consolidated EBITDA, (i) cash interest income for such period, (ii) the cash amount realized in respect of extraordinary or unusual gains during such period and (iii) net decreases in Revolving Loans during such period.

“Available Proceeds” means, at any time, the amount of cash equity contributed to the Borrowers following the Effective Date to the extent that such contribution was not previously applied to make an Investment pursuant to Section 6.04, a Restricted Payment pursuant to Section 6.07 or a repurchase or redemption of Indebtedness pursuant to Section 6.10.

“Available Revolving Credit Commitment” means as to any Revolving Lender, at any time of determination, an amount equal to such Revolving Lender’s Revolving Credit Commitment at such time minus such Revolving Lender’s Revolving Credit Exposure at such time.

“Bank Equity Interests” shall mean investments in non-voting participation certificates of CoBank, ACB acquired by the Borrowers in connection with Loans hereunder or loans under the Existing Credit Agreement, in either case from CoBank, ACB.

“Base Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower Representative” means the CCI Borrower, as representative of the Borrowers hereunder.

“Borrowers” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means a Loan or group of Loans to the Borrowers of the same Class and Type made (including through a conversion or continuation) by the applicable Lenders on a single date and, with respect to any Eurodollar Loan, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 as a date on which the Borrower Representative requests Loans to be made hereunder.

“Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) any and all expenditures made by Holdings or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statement prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise including, without limitation, as a result of incurring any Capital Lease Obligations.

“Capital Lease Obligations” means all monetary or financial obligations of Holdings or any of its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“CCI Borrower” has the meaning ascribed to such term in the preamble to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Change in Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that any such person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Equity Interests of Holdings and the Permitted Holders shall be the beneficial owners (as defined above) of a lesser percentage of the total voting power of the Equity Interests of Holdings;

(b) Holdings shall cease to own beneficially and of record all of the Equity Interests of each of the Borrowers (other than as a result of a transaction permitted by Section 6.03(a)); or

(c) any “change of control” occurs under the Senior Notes Indenture and any indenture or other document governing Indebtedness used to refinance the Senior Notes.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans, Delayed Draw Term Loans, Incremental Term Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Initial Term Loan Commitment, Delayed Draw Term Loan Commitment or Incremental Term Loan Commitment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, an Initial Term Lender, a Delayed Draw Term Lender or an Incremental Term Lender; provided that upon the funding of the Delayed Draw Term Loans, the Initial Term Loans and the Delayed Draw Term Loans shall be deemed to constitute one Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Collateral Agreement, or, as the context requires, in any other applicable Security Document.

“Collateral Account” means the collateral account or sub-account established and maintained by the Administrative Agent in its name as Administrative Agent for the benefit of the Secured Parties, in accordance with the terms of this Agreement and the other applicable Loan Documents.

“Collateral Agreement” means the Collateral Agreement, substantially in the form of Exhibit F, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment or applicable Term Loan Commitment or any combination thereof (as the context requires).

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Average Daily Amount” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Percentage” means, for any day (a) prior to the Trigger Date, 0.50% per annum, and (b) on and after the Trigger Date, (i) if the Total Net Leverage Ratio is greater than or equal to 3.50 to 1.00, 0.50% and (ii) if the Total Net Leverage Ratio is less than 3.50 to 1.00, 0.375%.

“Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.10(a).

“Commitment Percentage” means (i) the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment or (ii) the percentage of the total Delayed Draw Term Loan Commitments represented by such Lender’s Delayed Draw Term Loan Credit Commitment, as applicable. If the Revolving Credit Commitments or the Delayed Draw Term Loan Commitments, as applicable, have terminated or expired, the Commitment Percentage shall be determined based upon the Revolving Credit Commitments or the Delayed Draw Term Loan Commitments, as applicable, most recently in effect, giving effect to any assignments.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(b) and shall be substantially in the form of Exhibit C.

“Conduit Financing Arrangement” has the meaning assigned to such term in Section 2.16(f).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (a) plus all amounts deducted in arriving at such Consolidated Net Income amount in respect of, without duplication, (i) Consolidated Interest Expense, amortization or write-off of debt discount and non-cash expense incurred in connection with equity compensation plans, (ii) foreign, federal, state and local income Taxes for such period, (iii) charges for depreciation of fixed assets and amortization of intangible assets during such period, (iv) non-cash charges for the impairment of long lived assets during such period, (v) Integration Costs as specified in reasonable detail and (vi) Merger Transaction Fees as specified in reasonable detail; (b) minus (in the case of gains) or plus (in the case of losses) gain or loss on any sale of assets, (c) minus (in the case of gains) or plus (in the case of losses) non-cash income or charges relating to foreign currency gains or losses, (d) plus (in the case losses) and minus (in the case of income) non-cash minority interest income or loss, (e) plus (in the case of items deducted in arriving at Consolidated Net Income) and minus (in the case of items added in arriving at Consolidated Net Income) non-cash charges resulting from changes in accounting principles, (f) plus extraordinary loss as defined by GAAP, (g) plus in the case of any period ending on December 31, 2007 and any period ending during the seven immediately succeeding Fiscal Quarters, to the extent not otherwise included in Consolidated EBITDA, Synergy Cost Savings for such period, (h) minus the sum of (x) interest income, and (y) extraordinary income or gains as defined by GAAP. For purposes of this Agreement, (A) for any period that includes the Fiscal Quarters ended March 31, 2007, June 30, 2007 or September 30, 2007, Consolidated EBITDA for such Fiscal Quarters shall be deemed to be $48.1 million (with respect to the Fiscal Quarter ended March 31, 2007), $46.8 million (with respect to the Fiscal Quarter ended June 30, 2007) and $43.8 million (with respect to the Fiscal Quarter ended September 30, 2007) and (B) Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include without duplication, as of the first day of any applicable period, the Merger and any Permitted Acquisitions and any Asset Sale consummated during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisitions and any Asset Sale consummated during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Consolidated Indebtedness” means, at a particular date, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Interest Expense” means, with respect to Holdings and its Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest, but excluding non-cash interest expense booked with respect to (i) tax reserves, (ii) Hedging Agreements and (iii) the refinancing of any Indebtedness (including, any Permitted Refinancing and the refinancing of the Existing Credit Agreement). For the purposes of this Agreement, in the event that the Underwriting Fee referred to in the Fee Letter or any similar fee paid in connection with a Permitted Refinancing is required to be expensed in the Fiscal Quarter in which such fee is paid, rather than being capitalized and amortized over the term of the respective Indebtedness associated therewith, the entire amount of such fee shall not be included in Consolidated Interest Expense for the Fiscal Quarter in which such fee is paid, but instead shall be included in the calculation of Consolidated Interest Expense for such Fiscal Quarter and succeeding Fiscal Quarters as if such fee was capitalized and amortized over the term of such Indebtedness.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (a) the income or loss of any Person (other than consolidated Subsidiaries of Holdings) in which any other Person (other than the Borrowers or any of their Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any of the Borrowers or any of their Subsidiaries by such Person during such period, (b) the cumulative effect of a change in accounting principles during such period, (c) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, (d) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any of the Borrowers or any of their Subsidiaries or that Person’s assets are acquired by either of the Borrowers or any of their Subsidiaries and (e) the income of any consolidated Subsidiary to the extent that declaration of payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contested Collateral Lien Conditions” means (a) with respect to any proceeding instituted contesting any amount payable by any Loan Party or any of its Subsidiaries, such proceeding operates to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and (b) in the event the amount of any such Lien shall exceed $2.0 million, the Loan Party or its applicable Subsidiary shall either obtain a bond or maintain cash reserves, in either case, in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of Holdings permitted under Section 6.01(a)(xviii) that is issued on terms and conditions reasonably satisfactory to the Administrative Agent and is convertible into or exchangeable or exercisable for Class A Common Stock of Holdings.

“Credit Event” has the meaning assigned to such term in Section 4.03.

“Cumulative Available Cash” means (a) $23,697,000 plus (b) the sum of the following (as calculated for Holdings and its Subsidiaries, without duplication, on a consolidated basis) for the period commencing on the Accrual Date and ending on the last day of the Fiscal Quarter of Holdings then most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b): (i) Available Cash for such period, minus (ii) the aggregate amount of Subject Payments paid after July 27, 2005.

“Debt Incurrence” has the meaning assigned to such term in Section 2.05(c)(i).

“Default” means any Event of Default, any Event of Termination and any event or condition which upon notice, lapse of time or both would constitute an Event of Default or Event of Termination.

“Delayed Draw Funding Deadline” means May 1, 2008; provided that such date may be extended to a date occurring on or before August 1, 2008 with the written approval of the Requisite Delayed Draw Term Loan Lenders.

“Delayed Draw Term Borrowing” means a Borrowing comprised of Delayed Draw Term Loans on the Delayed Draw Funding Date.

“Delayed Draw Term Borrowing Request” means a Borrowing Request in connection with a Delayed Draw Term Borrowing.

“Delayed Draw Term Lender” means a Lender with an Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan, in its capacity as such. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, unless otherwise agreed to by the Administrative Agent in writing, each Delayed Draw Term Lender shall also be an Initial Term Lender.

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Delayed Draw Term Loan pursuant to clause (ii) of Section 2.01(a) on the Delayed Draw Term Loan Funding Date, expressed as an amount representing the maximum principal amount of the Delayed Draw Term Loan to be made or converted by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial aggregate amount of the Lenders’ Delayed Draw Term Commitments is $140.0 million.

“Delayed Draw Term Loan Commitment Fee” has the meaning assigned to such term in Section 2.10(c).

“Delayed Draw Term Loan Commitment Fee Percentage” means 1.00% per annum.

“Delayed Draw Term Loan Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.10(c).

“Delayed Draw Term Loan Funding Date” means a date selected by the Borrower Representative on or after the date on which each condition described in Section 4.02 has been satisfied or waived in accordance with Section 9.02; provided that in no event shall the Delayed Draw Term Loan Funding Date occur after the Delayed Draw Funding Deadline.

“Delayed Draw Term Loans” means the Loans made pursuant to clause (ii) of Section 2.01(a).

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of Holdings or any of its Subsidiaries.

“Dividend Suspension Period” means any period (a) commencing on and including the date of delivery of a Compliance Certificate pursuant to Section 5.01(b) or (c) showing that, for the then most recently ended period of four consecutive Fiscal Quarters of Holdings, the Total Net Leverage Ratio is greater than 5.25 to 1 (or on the date upon which the Borrowers shall fail to deliver such Compliance Certificate), and (b) ending on and excluding the date of delivery of a Compliance Certificate pursuant to Section 5.01(b) or (c) showing that, for the then most recently ended period of four consecutive Fiscal Quarters of the Borrowers, the Total Net Leverage Ratio is equal to or less than 5.25 to 1; provided that after the Fiscal Quarter ending on or immediately after the first anniversary of the Effective Date, the Total Net Leverage Ratio of 5.25 to 1 referred to in each of clauses (a) and (b) above shall be automatically replaced with 5.10 to 1 for the determination of a Dividend Suspension Period.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of a Borrower that is not a Non-U.S. Subsidiary.

“Effective Date” has the meaning assigned to such term in Section 4.01.

“Embargoed Person” has the meaning assigned to such term in Section 6.14.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any member of the Holdings and its Subsidiaries, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Termination” has the meaning assigned to such term in Section 7.01.

“Excess Subject Payment Amount” means, for any Fiscal Quarter, the amount by which the amount of Subject Payments in such Fiscal Quarter exceeded the sum of (a) $10,410,000 for any Fiscal Quarter ending after June 30, 2006 plus (b) the amount of pro rata dividends paid during such Fiscal Quarter on shares of Class A Common Stock of Holdings which were reserved on July 27, 2005 with respect to issuances after July 27, 2005 of Class A Common Stock of Holdings under Holdings’ restricted share plan plus (c) the amount of pro rata dividends paid during such Fiscal Quarter on shares of Class A Common Stock of Holdings issued pursuant to the Merger Agreement plus (d) the amount of pro rata dividends paid during such Fiscal Quarter on shares of Class A Common Stock of Holdings that were issued pursuant to a conversion, exchange or exercise of any Convertible Indebtedness.

“Excluded Debt Issuance” means any Indebtedness permitted to be incurred pursuant to Section 6.01(a).

“Executive Order” has the meaning assigned to such term in Section 3.21.

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of February 23, 2005 by and among Holdings, the CCI Borrower, the TXU Borrower, Citicorp North America, Inc., as administrative agent, and the other parties thereto, as amended, restated, supplemented or otherwise modified.

“Existing Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the Amended and Restated Fee Letter dated December 10, 2007 among the Administrative Agent, the Arranger, Holdings , the CCI Borrower and the TXU Borrower.

“Fees” means the Commitment Fees, the LC Fees and the Administrative Agent Fees.

“Financial Covenants” means those covenants and agreements of the Loan Parties set forth in Sections 6.11 through 6.12, inclusive.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller (or person having an analogous title) of such corporation, partnership or other entity.

“Financing Transactions” means, collectively, (i) the execution and delivery by each Loan Party of each of the Loan Documents on the Effective Date and the Borrowing of Loans or issuances of Letters of Credit on the Effective Date and (ii) the repayment of the Indebtedness to Be Paid.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2007 Fiscal Year”) refer to the Fiscal Year ending on December 31 occurring during such calendar year.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any of its Subsidiaries primarily for the benefit of employees of any Loan Party or any of its Subsidiaries employed outside the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and including, without limitation, the Federal Communications Commission, the PPUC, the TPUC and the ICC).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guaranty Agreement” means the Guaranty Agreement, substantially in the form of Exhibit E, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by any Loan Party under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Secured Hedging Provider.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“ICC” means the Illinois Commerce Commission and any successor organization performing similar regulatory functions.

“ICTC” means Illinois Consolidated Telephone Company, an Illinois corporation.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any consolidated financial statements of Holdings, any qualification or exception to such opinion or certification:

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrowers to be in Default under any Financial Covenant.

“Increased Cost Lender” has the meaning assigned thereto in Section 2.20.

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans on the applicable Term Loan Commitments Increase Effective Date.

“Incremental Term Commitments” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan, in its capacity as such.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness or other financial obligations of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured and (k) all Net Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness to Be Paid” means all Indebtedness repaid in connection with the Transactions.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.11.

“Initial Term Borrowing” means a Borrowing comprised of Initial Term Loans on the Effective Date.

“Initial Term Borrowing Request” means a Borrowing Request in connection with an Initial Term Borrowing.

“Initial Term Lender” means a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan, in its capacity as such. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, unless otherwise agreed to by the Administrative Agent in writing, each Initial Term Lender shall also be a Delayed Draw Term Lender.

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan pursuant to clause (i) of Section 2.01(a) on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made or converted by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial aggregate amount of the Lenders’ Initial Term Loan Commitments is $760.0 million.

“Initial Term Loans” means the Loans made pursuant to clause (i) of Section 2.01(a).

“Integration Costs” means all charges, expenses and other extraordinary, non-recurring and unusual integration costs or losses related to the Merger, including, all severance payments in connection with the Merger; provided that such charges, expenses or costs must be incurred prior to the date that is twenty-four (24) months following the Effective Date and the aggregate amount of all such charges, expenses or costs shall not exceed $12.0 million.

“Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period. Solely for the purposes of calculating the Interest Coverage Ratio in Section 6.12, Consolidated Interest Expense shall be determined: (i) for the Test Period ending March 31, 2008, by multiplying the amount of Consolidated Interest Expense for the Fiscal Quarter then ended by four (4), (ii) for the Test Period ending June 30, 2008, by multiplying the amount of Consolidated Interest Expense for the two (2) Fiscal Quarters then ended by two (2), (iii) for the Test Period ending September 30, 2008, by multiplying the amount of Consolidated Interest Expense for the three (3) Fiscal Quarters then ended by the ratio of 4 to 3 (4/3) and (iv) for each Test Period ending December 31, 2008 and thereafter, for the four (4) Fiscal Quarters then ended.

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.

“Interest Period” means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and (except as provided in Section 2.02(a)) ending on (i) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or if agreed to by all relevant Lenders, 9 or 12 months) thereafter or (ii) the last day of the last day of a calendar quarter, so long as such last day is not more than 6 months (or if agreed to by all relevant Lenders, 9 or 12 months) thereafter, as the applicable Borrower may elect, or (b) as to any ABR Borrowing (other than a Swingline Borrowing), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Term Loan Maturity Date and (iii) the date such Borrowing is paid or prepaid in accordance with Section 2.05 or converted in accordance with Section 2.03 and (c) as to any Swingline Loan, a period commencing on the date of such Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) the Revolving Credit Maturity Date and (iii) the date such Loan is prepaid in accordance with Section 2.05; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Internally Generated Funds” shall mean funds not constituting the proceeds of any Debt Incurrence, Excluded Debt Issuance, sale of Equity Interests, Asset Sale or insurance recovery.

“Investment” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means Wachovia, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity, and any other Revolving Lender approved by the Administrative Agent and the Borrowers. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

“LC Fees” has the meaning assigned to such term in Section 2.10(b).

“Lenders” has the meaning assigned to such term in the preamble hereto.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period (rounded upwards, if necessary, to the nearest 1/100th of 1%). In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which Dollars in minimum amounts of at least $5.0 million would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. London time, two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contract or other agreement, express or implied, under which any Person has the right to control such investment property or deposit account and (e) any other agreement intended to create any of the foregoing.

“Loan Documents” means this Agreement, the Guaranty Agreement, the Security Documents, the Post-Closing Agreement, if requested by a Lender pursuant to Section 2.07(e), each Note and, solely for purposes of Section 7.01(a), the Fee Letter.

“Loan Parties” means Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” means the Revolving Loans, the Swingline Loans, the Initial Term Loans, the Delayed Draw Term Loans and the Incremental Term Loans, as the context requires.

“Material Adverse Effect” means a materially adverse effect on (a) the business, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, (b) the ability of any party to the Merger Agreement or such party’s respective subsidiaries to perform their respective obligations under the Merger Agreement, (c) following the Effective Date, the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (d) following the Effective Date, the rights of or benefits available to the Lenders under any Loan Document or (e) following the Effective Date, the value of the Collateral or the validity, enforceability, perfection or priority of the Liens granted to the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral pursuant to the Security Documents; provided, however, that (i) any determination of whether there has been or will be, a Material Adverse Effect as of the Effective Date (including in connection with the initial Credit Events occurring on such date) shall be made separately with respect to (A) Holdings and its Subsidiaries, taken as a whole and (B) the Target and its Subsidiaries, taken as a whole and (ii) solely for purposes of determining whether there has been or will be, a Material Adverse Effect as of the Effective Date (including in connection with the initial Credit Events occurring on such date) none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in making such determination: (A) any failure by such Person or any of its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of the Merger Agreement (it being understood that this clause (A) does not and shall not be deemed to apply to the underlying cause or causes of any such failure); (B) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including (I) the absence of consents, waivers or approvals relating to the Merger from any governmental entity or other person or (II) any litigation brought by any shareholders of such person in connection with the Merger Agreement or any of the Transactions; (C) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (I) the telecommunications industry as a whole that are not specifically related to such Person and its Subsidiaries and do not have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, or (II) the United States economy as a whole, including, changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war, natural disaster or otherwise, that do not have a materially disproportionate adverse effect on the such Person and its Subsidiaries, taken as a whole; (D) any change in the market price or trading volume of such Person’s securities; (E) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in Applicable Laws or the interpretation or enforcement thereof that, in each case, do not have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole; (F) with respect to the Target and its Subsidiaries, any change, occurrence, development, event, series of events or circumstance arising out of, resulting from or attributable to any action taken or threatened to be taken by any member(s) of the Bulldog Group (as defined in the Merger Agreement) in connection with the Target’s 2007 annual meeting of shareholders, the Merger Agreement or any of the Transactions, or any related matter; (G) any costs or expenses incurred or accrued by such person and its subsidiaries in connection with the Merger Agreement or any of the Transactions; and (H) any actions taken, or failures to take action, or such other changes, occurrences, developments, events, series of events or circumstances, (I) with respect to the Target and its Subsidiaries, to which Holdings has consented in writing, or the failure of the Target to take any action referred to in Section 6.1 of the Merger Agreement due to Holding’s withholding of consent or (II) with respect to Holdings and its Subsidiaries, to which the Target has consented in writing, or the failure of Holdings to take any action referred to in Section 6.2 of the Merger Agreement due to the Target’s withholding of consent.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of Holdings or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $5.0 million.

“Merger” has the meaning assigned to such term in the preamble to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 1, 2007, by and among Holdings, the Merger Sub and the Target, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Merger Documents” means the Merger Agreement and each other agreement contemplated thereby or entered into in connection therewith.

“Merger Sub” has the meaning ascribed to such term in the preamble to this Agreement (it being acknowledged and agreed that (a) immediately upon execution of this Agreement, Merger Sub shall merge with and into the Target with the Target surviving such merger and that Merger Sub shall cease to exist as a separate legal entity and (b) Target shall, by its execution of this Agreement assume all of the obligations of Merger Sub under, and become a party to, each Loan Document to which Merger Sub is a party).

“Merger Transaction Fees” means, without duplication, all non-recurring transaction fees, charges and other amounts related to the Merger (including, without limitation, the cost of obtaining a fairness opinion and prepaid premiums with respect to directors’ and officers’ insurance, but excluding all amounts otherwise included in accordance with GAAP in determining Consolidated EBITDA) in an aggregate amount not to exceed $18.0 million.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be substantially in the form of Exhibit G or otherwise satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned or leased by a Loan Party which has a fair market value in excess of $500,000, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11 or Section 5.12. Each Mortgaged Property as of the Effective Date is identified on Schedule 1.01(a).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.

“Net Hedging Obligations” means, with respect to any Hedging Agreement, as of any date, the Termination Value of such Hedging Agreement on such date.

“Net Proceeds” means, with respect to any Debt Incurrence, Asset Sale, Destruction or Taking, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Destruction, insurance proceeds in excess of $1.0 million, and (iii) in the case of a Taking, condemnation awards and similar payments in excess of $1.0 million, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Loan Parties and their Subsidiaries to third parties in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Loan Parties and their Subsidiaries, and (iii) in the case of an Asset Sale, the amount of all payments required to be made by the Loan Parties and their Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by a Permitted Lien ranking prior to the Liens securing the Obligations on such asset and the amount of any reserves established by the Loan Parties and their Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years, and that are directly attributable to such event (as reasonably determined by the Borrowers); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction.

“90% Owned Subsidiary” means any Domestic Subsidiary at least 90% of the Equity Interests of which are owned by the Borrowers and/or one or more wholly owned Subsidiaries of the Borrowers.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.20.

“Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of Holdings other than the United States (or any State thereof) or the District of Columbia.

“Non-U.S. Subsidiary” means any Subsidiary of any Borrower that is or becomes organized under the laws of a Non-U.S. Jurisdiction.

“Note” means a note substantially in the form of Exhibit D-1 or D-2.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.02(e).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 2.03(a).

“Notice of Prepayment” has the meaning assigned thereto in Section 2.05(a).

“Obligations” means (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to the Borrowers and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or LC Disbursements made pursuant to Letters of Credit issued for the account of the Borrowers and all other obligations and liabilities of the Borrowers to the Administrative Agent, the Issuing Bank or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel), or otherwise, and (b) all Hedging Obligations.

“OFAC” has the meaning assigned to such term in Section 6.14.

“Organic Document” means (a) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (b) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other Equity Interests in the Person, (c) relative to each Person that is a limited liability company, its limited liability company agreement and any other similar arrangements applicable to such limited liability company or other Equity Interests in such Person, and (d) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Other List” has the meaning assigned to such term in Section 6.14.

“Participant” has the meaning assigned to such term in Section 9.10(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any acquisition by a Borrower or a Subsidiary Loan Party of a Person, business or division relating to a business (or in the case of the acquisition of a Person, substantially all of such Person’s activities constitute a business permitted to be conducted by the Borrowers and their Subsidiaries in accordance with Section 6.03) permitted to be conducted by the Borrowers and their Subsidiaries in accordance with Section 6.03, provided that the following conditions are met: (a) immediately prior to, and after giving effect to, such acquisition (and any indebtedness incurred in connection therewith) on a pro forma basis as if such acquisition had been consummated on the first day of the immediately preceding Test Period, no Default shall have occurred and be continuing and the Borrowers shall have demonstrated compliance with the Financial Covenants, (b) at all times when the Total Net Leverage Ratio equals or exceeds 4.0 to 1.0, the total cash consideration (including any assumed Indebtedness) in respect of all Permitted Acquisitions shall not exceed $250.0 million in the aggregate (the “Acquisition Limit”) following the Effective Date (it being understood that, (1) to the extent that Available Proceeds are available, the Borrowers may also elect to expend such Available Proceeds pursuant to Section 6.04(xi) and (2) to the extent that Cumulative Available Cash is available, the Borrowers may also elect to expend such Cumulative Available Cash pursuant to Section 6.04(xiv)); provided, however, that the Acquisition Limit shall not apply to any acquisition or series of acquisitions (A) which causes the Total Net Leverage Ratio calculated on a pro forma basis (and after giving effect to any indebtedness incurred in connection with such acquisition) to be lower than the Total Net Leverage Ratio calculated immediately prior to giving effect to such acquisition (and such indebtedness) or (B) which is consummated at any time when the Total Net Leverage Ratio is less than 4.0 to 1.0; (c) any Person acquired in such acquisition becomes a Subsidiary Loan Party and grants a security interest in its assets to the extent required by Section 5.11 or if such acquisition consists of Property other than Equity Interests of a Person that becomes a Subsidiary, the Borrowers or the Subsidiary Loan Parties acquiring such Property comply with Section 5.11; (d) such acquisition was not commenced or at any time conducted as a “hostile” transaction; and (e) the Borrowers or such Subsidiary Loan Party shall give fifteen (15) days prior written notice to the Administrative Agent of such acquisition.

“Permitted Asset Swap” means a transfer of assets consisting primarily of local exchange carrier access lines and related assets by a Loan Party in which the consideration received therefrom consists of assets consisting primarily of local exchange carrier access lines and related assets (other than cash) that will be used in its business; provided that (a) the fair market value (as determined in good faith by the board of directors of such Loan Party) of the assets so transferred shall not exceed the fair market value (determined as provided in the preceding parenthetical) of the assets so received and (b) the fair market value (as determined in good faith by the board of directors of such Loan Party) of the assets transferred pursuant to all such transactions following the Effective Date shall not exceed (determined solely as of the date of any transfer) 15% of consolidated tangible assets (as shown on the consolidated balance sheet of Holdings most recently delivered to the Lenders and the Administrative Agent pursuant to Section 5.01).

“Permitted Holders” means (a) any of Richard A. Lumpkin, his spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of his siblings; (b) in the event of the incompetence or death of any of the Persons described in clause (a), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Holdings; (c) any trust created for the benefit of the Persons described in clause (a) or (b) or any trust for the benefit of any such trust; or (d) any investment entity a majority of the voting Equity Interests of which are owned by any of the Persons described in clause (a), (b) or (c).

“Permitted Investments” means:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c) commercial paper maturing no more than nine months from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

(e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above;

(g) demand deposits with First Mid-Illinois Bank & Trust, N.A., Mattoon, Illinois;

(h) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above (which repurchase obligations are secured by the underlying security) entered into with First Mid-Illinois Bank & Trust, N.A., Mattoon, Illinois; and

(i) investments in so-called “auction rate securities” rated AAA by S&P or Aaa by Moody’s and which have an interest rate reset date not more than 90 days from the date of acquisition thereof.

“Permitted Lien” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided, however, that (a) no Default shall have occurred and be continuing or would arise therefrom, (b) any such refinancing Indebtedness shall (i) either (x) not have covenants, defaults, rights or remedies more burdensome in the aggregate to the obligor than the Indebtedness being refinanced or (y) not have covenants, defaults, rights or remedies more burdensome than the corresponding provisions of this Agreement, (ii) not have a stated maturity or Weighted Average Life to Maturity that is shorter than the Indebtedness being refinanced, (iii) be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured), (iv) not require the payment of cash interest earlier than was required by the terms of the Indebtedness being refinanced, and (v) except in the case of a refinancing of Indebtedness of the type referred to in Section 6.01(a)(ii) to the extent the excess principal amount could be incurred pursuant to Section 6.01(a)(xviii), be in an initial principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus any reasonable premium and other payments required to be paid in connection with such refinancing (as determined by the Borrower Representative), plus in either case, the amount of reasonable expenses of the Loan Parties or any of their Subsidiaries incurred in connection with such refinancing, and (c) the sole obligors and/or guarantors on such refinancing Indebtedness shall be the obligors and/or guarantors on such Indebtedness being refinanced.

“Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

“Plan” means any Pension Plan or Welfare Plan.

“Post-Closing Agreement” means the Agreement Regarding Post-Closing Matters, dated as of December 31, 2007 by and among Holdings, the Borrowers and the Administrative Agent.

“PPUC” means the Pennsylvania Public Utilities Commission and any successor organization performing similar regulatory functions.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether or not outstanding or issued on the Effective Date.

“Prepayment Date” has the meaning assigned to such term in Section 2.05(e).

“Prior Liens” shall mean, with respect to each Mortgaged Property, the exceptions to title described in the Title Policy insuring the Lien of the Mortgage thereon.

“Pro Rata Percentage” of any Revolving Lender at any time means the percentage of the aggregate Available Revolving Credit Commitment represented by such Lender’s Available Revolving Credit Commitment.

“Projected Financial Statements” has the meaning assigned to such term in Section 3.15(b).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“Proposed Reorganization” means a reorganization of Holdings and its Subsidiaries pursuant to which any Borrower may merge with and into Holdings, provided that:

(a) after giving effect to the reorganization, (A) at least one Borrower shall continue to exist and remain directly liable for the Obligations and (B) the Borrowers shall own, directly or indirectly, the same percentage of the Equity Interests of the remaining Subsidiaries after giving effect to the reorganization as were owned by the Borrowers prior to giving effect the reorganization;

(b) Holdings shall survive and shall continue to Guarantee the Obligations and own all of the Equity Interests of the remaining Borrowers;

(c)  none of the outstanding Indebtedness of Holdings shall become recourse to any of the remaining Borrowers or their Subsidiaries as a result of such reorganization; and

(d) the terms and conditions of such reorganization shall be reasonably acceptable to the Administrative Agent.

“Real Property” means all right, title and interest of Holdings or any of its respective Domestic Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its respective Domestic Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” means, collectively, (a) the financing of a portion of the consideration for the Merger and (b) the repayment of all Indebtedness of the Target and its Subsidiaries and of Holdings and its Subsidiaries other than Indebtedness to remain outstanding.

“Register” has the meaning assigned to such term in Section 9.10(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requisite Class Lenders” means, at any time of determination:

(a)  for the Class of Term Lenders, Term Lenders holding more than fifty percent (50%) of the aggregate Term Loans of all Term Lenders (provided that, solely for the purposes of this definition, with respect to the Delayed Draw Term Loans, prior to the Delayed Draw Term Loan Funding Date, the aggregate amount of the Delayed Draw Term Loan Commitment shall be deemed to be “outstanding”); provided that if any single Term Lender, together with its Affiliates (collectively for the purpose of this definition, an “Affiliated Term Lender Group”), holds more than fifty percent (50%) of the aggregate Term Loans of all Term Lenders (subject to the parenthetical above), then Requisite Class Lenders for the purpose of this clause (a) shall be comprised of no less than (i) the Affiliated Term Lender Group plus (ii) the lesser of (A) three (3) other Term Lenders and (B) all other Term Lenders (it being agreed that if there are no other Term Lenders, then the Affiliated Term Lender Group shall comprise Requisite Class Lenders for the purpose of this clause (a)); and

(b)  for the Class of Revolving Lenders, Revolving Lenders holding more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure of all Revolving Lenders; provided that if any single Revolving Lender, together with its Affiliates (collectively for the purpose of this definition, an “Affiliated Revolving Lender Group”), holds more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure of all Revolving Lenders, then Requisite Class Lenders for the purpose of this clause (b) shall be comprised of no less than (i) the Affiliated Lender Group plus (ii) the lesser of (A) two (2) other Revolving Lenders and (B) all other Revolving Lenders (it being agreed that if there are no other Revolving Lenders, then the Affiliated Revolving Lender Group shall comprise Requisite Class Lenders for the purpose of this clause (b)).

“Requisite Delayed Draw Term Loan Lenders” means, at any time, Delayed Draw Term Lenders having more than fifty percent (50%) of the aggregate amount of the Delayed Draw Term Loan Commitment; provided that if any single Delayed Draw Term Lender, together with its Affiliates (collectively for the purpose of this definition, an “Affiliated Lender Group”), holds more than fifty percent (50%) of the aggregate amount of the Delayed Draw Term Loan Commitment, then Requisite Delayed Draw Term Loan Lenders shall be comprised of no less than (i) the Affiliated Lender Group plus (ii) the lesser of (A) three (3) other Delayed Draw Term Loan Lenders and (B) all other Delayed Draw Term Loan Lenders (it being agreed that if there are no other Delayed Draw Term Loan Lenders, then the Affiliated Lender Group shall comprise Requisite Delayed Draw Term Loan Lenders).

“Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure, and (b) the aggregate outstanding amount of all Term Loans (provided that, solely for the purposes of this definition, with respect to the Delayed Draw Term Loans, prior to the Delayed Draw Term Loan Funding Date, the aggregate amount of the Delayed Draw Term Loan Commitment shall be deemed to be “outstanding”); provided that if any single Lender, together with its Affiliates (collectively for the purpose of this definition, an “Affiliated Lender Group”), holds more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure, and (b) the aggregate outstanding amount of all Term Loans, then Requisite Lenders shall be comprised of no less than (i) the Affiliated Lender Group plus (ii) the lesser of (A) five (5) other Lenders and (B) all other Lenders (it being agreed that if there are no other Lenders, then the Affiliated Lender Group shall comprise Requisite Lenders).

“Requisite Revolving Lenders” means, collectively, Revolving Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure; provided that if any single Revolving Lender, together with its Affiliates (collectively for the purpose of this definition, an “Affiliated Lender Group”), holds more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure, then Requisite Revolving Lenders shall be comprised of no less than (i) the Affiliated Lender Group plus (ii) the lesser of (A) two (2) other Revolving Lenders and (B) all other Revolving Lenders (it being agreed that if there are no other Revolving Lenders, then the Affiliated Lender Group shall comprise Requisite Revolving Lenders).

“Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in Holdings or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in Holdings or any of its Subsidiaries.

“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Borrowing Request” means a Borrowing Request in connection with a Revolving Credit Borrowing.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The aggregate amount of the Revolving Lenders’ Revolving Credit Commitments as of the Effective Date is $50.0 million.

“Revolving Credit Commitment Period” means the period from and including the Effective Date to but not including the Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.

“Revolving Credit Exposure” means with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus (b) such Revolving Lender’s LC Exposure at such time, plus (c) such Revolving Lender’s Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans.

“Revolving Credit Maturity Date” means December 31, 2013.

“Revolving Lender” means a Lender with a commitment to make Revolving Loans or with any Revolving Credit Exposure, in its capacity as such.

“Revolving Loans” means the revolving loans made pursuant to clause (iii) of Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“SDN List” has the meaning assigned to such term in Section 6.14.

“SEC” means the Securities and Exchange Commission.

“Secured Hedging Provider” means (a) any Person that (i) is a party to a Hedging Agreement in existence on the Closing Date with a Loan Party or any Subsidiary or (ii) entered into a Hedging Agreement with a Loan Party or any Subsidiary while such Person was or before such Person becomes a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) any assignee of any such Person described in clause (a) above, which shall be a Lender, an Affiliate of a Lender, or any other Person otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld); provided that any Person that is a Secured Hedging Provider solely by virtue of clause (a)(i) above shall only be secured with respect to, and to the extent of, the obligations owed to it under the existing Hedging Agreement to which it is a party.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Collateral” means all Collateral constituting “Certificated Securities” as defined in the Collateral Agreement.

“Security Documents” means the Collateral Agreement and the Mortgages executed by the Loan Parties and each other security agreement, collateral agreement or other instrument or document executed and delivered pursuant to Section 5.11, 5.12 or 5.16 to secure any of the Obligations.

“Senior Note Documents” shall mean the Senior Notes, the Senior Notes Indenture and all other material documents executed and delivered with respect to the Senior Notes or the Senior Notes Indenture, as in effect on the Effective Date and as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.

“Senior Note Redemption” means the repurchase or redemption in full of the Senior Notes pursuant to Section 6.10(b)(iv).

“Senior Notes” means $200.0 million initial aggregate principal amount of 9.75% Senior Notes due 2012 (of which $130.0 million aggregate principal amount remains outstanding as of the Effective Date) of Holdings issued on April 14, 2004, including the senior notes to be issued pursuant to a registered exchange offer therefor as contemplated in the offering document for the Senior Notes.

“Senior Notes Indenture” shall mean the Indenture, dated as of April 14, 2004, between Holdings, Consolidated Communications Texas Holdings, Inc. and Wells Fargo Bank, N.A., as trustee, as in effect on the Effective Date and as the same may be modified, supplemented and/or amended from time to time in accordance with the terms hereof and thereof.

“Solvent” means, as to the Borrowers and their respective Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Statutory Reserve Rate” means a fraction (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans. Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Payments” means, for any period, the aggregate amount of any (a) Restricted Payment made pursuant to Section 6.07(iii), (b) redemptions or repurchases of Indebtedness pursuant to Section 6.10(b)(iii) or (c) Investments pursuant to Section 6.04(xiv) during such period.

“Subsidiary” means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (b) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (c) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Borrowers.

“Subsidiary Loan Party” means each of the Borrowers’ Domestic Subsidiaries that guarantee the Obligations pursuant to the Guaranty Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Loans pursuant to Section 2.04.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wachovia, in its capacity as lender of Swingline Loans.

“Swingline Loan” has the meaning assigned to such term in Section 2.04(a).

“Swingline Sublimit” has the meaning assigned to such term as Section 2.04(a).

“Synergy Cost Savings” shall mean cost savings identified on Schedule 1.01(b), in an aggregate amount at any one time not to exceed the applicable amount set forth on Schedule 1.01(b) (which in any event shall not exceed $6.9 million at any one time), to be realized by the Loan Parties in connection with the Merger and which are attributable to the integration of the operations and businesses of the Borrowers and their respective Subsidiaries, on the one hand, and the Target and its Subsidiaries, on the other hand.

“Taking” means any taking of any Property of Holdings or any of its Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of Holdings or any Subsidiary or any portion thereof, by any Governmental Authority.

“Target” has the meaning assigned to such term in the preamble to this Agreement.

“Taxes” has the meaning assigned to such term in Section 2.16(a).

“Term Borrowing” means, as applicable, (a) an Initial Term Borrowing, (b) a Delayed Draw Term Borrowing or (c) an Incremental Term Borrowing.

“Term Borrowing Request” means a Borrowing Request in connection with a Term Borrowing.

“Term Lenders” means the collective reference to the Initial Term Lenders, the Delayed Draw Term Lenders and, without duplication, the Incremental Term Lenders.

“Term Loan Commitments” means the collective reference to the Initial Term Loan Commitments, the Delayed Draw Term Loan Commitments and the Incremental Term Commitments.

“Term Loan Commitments Increase Effective Date” shall have the meaning assigned to such term in Section 2.21(b).

“Term Loan Maturity Date” means December 31, 2014.

“Term Loans” means the collective reference to the Initial Term Loans, the Delayed Draw Term Loans and the Incremental Term Loans.

“Terminated Lender” has the meaning assigned thereto in Section 2.20.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Test Period” means the four consecutive complete Fiscal Quarters of Holdings and its Subsidiaries then last ended as of each Fiscal Quarter end referred to in Sections 6.11 and 6.12 or otherwise indicated. Compliance with such covenants shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period.

“Title Company” means Chicago Title or such other title insurance or abstract company as shall be approved by the Administrative Agent.

“Title Policy” means the title policy referred to in Section 4.01(d)(ii).

“Total Net Debt” means, at any date, Consolidated Indebtedness as of such date, net of the lesser of (a) the amount of cash and cash equivalents in excess of $5.0 million reflected on a consolidated balance sheet of Holdings as of such date other than any such amount that would be classified, in accordance with GAAP, as “restricted cash” (and excluding the cash and cash equivalents of any Subsidiary that is not a Loan Party to the extent such Subsidiary would be prohibited on such date from distributing such cash to a Loan Party) and (b) $25.0 million.

“Total Net Leverage Ratio” means, at any date, the ratio of (a) Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

“TPUC” means the Texas Public Utilities Commission and any successor organization performing similar regulatory functions.

“Trade Date” has the meaning assigned thereto in the Assignment and Assumption.

“Transactions” means the Financing Transactions and the Merger.

“Transferee” has the meaning assigned thereto in Section 2.16(a).

“Trigger Date” means the date on which a Compliance Certificate for the first full Fiscal Quarter ending after the Effective Date shall have been received by the Administrative Agent pursuant to Section 5.01(b) or (c).

“TXU Borrower” has the meaning ascribed to such term in the preamble to this Agreement.

“Type,” when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“Unrefunded Swingline Loans” has the meaning assigned thereto in Section 2.04(c).

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

Section 1.03 Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05.

(b) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.

Section 1.04 UCC Terms. Terms defined in the UCC in effect on the Effective Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.05 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.08 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.

ARTICLE II

THE CREDITS

Section 2.01 Credit Commitments. (a) Subject to the terms and conditions hereof:

(i) Each Initial Term Lender severally agrees to make an Initial Term Loan in Dollars to the Borrowers on the Effective Date in a principal amount not to exceed each such Initial Lender’s Initial Term Loan Commitment.

(ii) Each Delayed Draw Term Lender severally agrees to make a Delayed Draw Term Loan in Dollars to the Borrowers on the Delayed Draw Funding Date in a principal amount not to exceed each such Delayed Draw Lender’s Delayed Draw Term Commitment. If the Delayed Draw Term Loan Funding Date shall not have occurred on or prior to the Delayed Draw Funding Deadline, the Delayed Draw Term Loan Commitment of each Delayed Draw Lender shall terminate on the Delayed Draw Funding Deadline.

(iii) Each Revolving Lender severally agrees to make Revolving Loans in Dollars to the Borrowers from time to time during the Revolving Credit Commitment Period.

(b) Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. During the Revolving Credit Commitment Period the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment then in effect or (ii) the Revolving Credit Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Credit Commitment.

(c) The Revolving Loans and the Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.

(d) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

Section 2.02 Procedure for Borrowing. (a) The Borrowers may borrow under the Revolving Credit Commitments or the Term Loan Commitments (other than an Incremental Term Loan Commitment) (subject, in each case, to the limitations in Section 2.01(b)) by the Borrower Representative giving the Administrative Agent notice substantially in the form of Exhibit A (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing, or (b) 11:00 a.m., on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing. The Borrowing Request for each Borrowing shall specify (i) whether the requested Borrowing is to be a Revolving Credit Borrowing, an Initial Term Borrowing or a Delayed Draw Term Borrowing, (ii) the amount to be borrowed, (iii) the requested Borrowing Date (which must be the Effective Date in the case of a Initial Term Loan or the Delayed Draw Term Loan Funding Date in the case of a Delayed Draw Term Loan), (iv) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (v) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower making such Borrowing Request shall be deemed to have selected an Interest Period of one month’s duration.

(b) Each Borrowing shall be in a minimum aggregate principal amount of (i) in the case of a Term Borrowing, $5.0 million or an integral multiple of $1.0 million in excess thereof (or, if not an integral multiple of $1.0 million, the aggregate amount of the Term Loan Commitments (other than the Incremental Term Loan Commitments)) or (ii) in the case of a Revolving Credit Borrowing, $3.0 million or an integral multiple of $1.0 million in excess thereof (or, if less, the aggregate amount of the then Available Revolving Credit Commitments).

(c) Upon receipt of an Initial Term Borrowing Request, the Administrative Agent shall promptly notify each Initial Term Lender of the aggregate amount of the Initial Term Borrowing and of the amount of such Initial Term Lender’s pro rata portion thereof. Each such Initial Term Lender will make its Initial Term Loan Commitment available to the Administrative Agent for the account of the Borrowers at the Administrative Agent’s Office prior to 10:00 a.m. on the Effective Date in funds immediately available to the Administrative Agent. Each Initial Term Loan shall be funded by each Initial Term Lender in a principal amount equal to such Initial Term Lender’s Initial Term Loan Commitment. Upon the funding by each Initial Term Lender of that portion of the Initial Term Loan to be funded by it, such Initial Term Lender’s Initial Term Loan Commitment shall terminate.

(d) Upon receipt of a Delayed Draw Term Borrowing Request, the Administrative Agent shall promptly notify each Delayed Draw Term Lender of the aggregate amount of the Delayed Draw Term Borrowing and of the amount of such Delayed Draw Term Lender’s pro rata portion thereof. Each such Delayed Draw Term Lender will make its Delayed Draw Term Loan Commitment available to the Administrative Agent for the account of the Borrowers at the Administrative Agent’s Office prior to 10:00 a.m. on the Delayed Draw Term Loan Funding Date in funds immediately available to the Administrative Agent. Each Delayed Draw Term Loan shall be funded by each Delayed Draw Term Lender in a principal amount equal to such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment. Upon the funding by each Delayed Draw Term Lender of that portion of the Delayed Draw Term Loan to be funded by it, such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment shall terminate.

(e) Upon receipt of a Revolving Credit Borrowing Request, the Administrative Agent shall promptly notify each Revolving Lender of the aggregate amount of such Revolving Credit Borrowing and of the amount of such Revolving Lender’s pro rata portion thereof, which shall be based on the respective Available Revolving Credit Commitments of all the Revolving Lenders. Each Revolving Lender will make the amount of its pro rata portion of each such Revolving Credit Borrowing available to the Administrative Agent for the account of the Borrowers at the Administrative Agent’s Office prior to 1:00 p.m. on the Borrowing Date requested by the Borrower Representative in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the Borrower Representative by the Administrative Agent crediting the account of the Borrower Representative identified in the most recent notice substantially in the form of Exhibit I (a “Notice of Account Designation”) delivered by the Borrower Representative to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any Revolving Loans to be made to the Borrowers, any Swingline Loans made to the Borrowers or LC Disbursements for the account of the Borrowers shall be then outstanding, the proceeds of such Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to the Borrowers as provided above; and provided further that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

Section 2.03 Conversion and Continuation Options for Loans. (a) The Borrowers may elect from time to time to convert (i) Eurodollar Loans to ABR Loans, by the Borrower Representative giving the Administrative Agent irrevocable prior written notice of such election in the form attached as Exhibit J (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by the Borrower Representative giving the Administrative Agent a Notice of Conversion/Continuation not later than 11:00 a.m. three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, the Borrowers shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such Notice of Conversion/Continuation with respect to the conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any Notice of Conversion/Continuation the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing, and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving prior notice to the Administrative Agent pursuant to a Notice of Conversion/Continuation, not later than 11:00 a.m. three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default has occurred and is continuing, and (ii) after the date that is one month prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify the Borrowers of such conversion).

(c) There shall be no more than ten (10) Interest Periods outstanding at any time with respect to the Eurodollar Loans made to the Borrowers.

(d) This Section shall not apply to Swingline Loans.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (individually, a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrowers from time to time during the Revolving Credit Commitment Period in accordance with the procedures set forth in this Section 2.04, provided that (i) the aggregate principal amount of all Swingline Loans shall not exceed $5.0 million (the “Swingline Sublimit”) at any one time outstanding, (ii) the principal amount of any borrowing of Swingline Loans may not exceed the aggregate amount of the Available Revolving Credit Commitments of all Revolving Lenders immediately prior to such borrowing or result in the Aggregate Revolving Credit Exposure then outstanding exceeding the Total Revolving Credit Commitments then in effect, and (iii) in no event may Swingline Loans be borrowed hereunder if a Default shall have occurred and be continuing which shall not have been subsequently cured or waived. Amounts borrowed under this Section 2.04 may be repaid and, up to but excluding the Revolving Credit Maturity Date, reborrowed. All Swingline Loans shall at all times be ABR Loans. The Borrower Representative shall give the Administrative Agent notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative Agent prior to 11:00 a.m. on the requested Borrowing Date) specifying (A) the amount to be borrowed, and (B) the requested Borrowing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify the Swingline Lender of the aggregate amount of such borrowing. Not later than 2:00 p.m. on the Borrowing Date specified in such notice the Swingline Lender shall make such Swingline Loan available to the Administrative Agent for the account of the Borrowers at the Administrative Agent’s Office in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the Borrower Representative by the Administrative Agent crediting the account of the Borrower Representative identified in the most recent Notice of Account Designation with the amount made available to the Administrative Agent by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) and in like funds as received by the Administrative Agent. Each Borrowing pursuant to this Section 2.04 shall be in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof.

(b) Notwithstanding the occurrence of any Default or noncompliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02, if any Swingline Loan shall remain outstanding at 10:00 a.m. on the seventh Business Day following the Borrowing Date thereof and if by such time on such seventh Business Day the Administrative Agent shall have received neither (i) a Borrowing Request delivered by the Borrower Representative pursuant to Section 2.02 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swingline Loan, nor (ii) any other notice satisfactory to the Administrative Agent indicating the Borrowers’ intent to repay such Swingline Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a notice from the Borrower Representative pursuant to Section 2.02 requesting that ABR Revolving Loans be made pursuant to Section 2.01 on such immediately succeeding Business Day in an amount equal to the amount of such Swingline Loan, and the procedures set forth in Section 2.02 shall be followed in making such ABR Revolving Loans; provided that for the purposes of determining each Revolving Lender’s Pro Rata Percentage with respect to such Borrowing, the Swingline Loan to be repaid with the proceeds of such Borrowing shall be deemed to not be outstanding. The proceeds of such ABR Revolving Loans shall be applied to repay such Swingline Loan.

(c) If, for any reason, ABR Revolving Loans may not be, or are not, made pursuant to paragraph (b) of this Section 2.04 to repay any Swingline Loan as required by such paragraph, effective on the date such ABR Revolving Loans would otherwise have been made, each Revolving Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default, purchase a participating interest in such Swingline Loan (“Unrefunded Swingline Loan”) in an amount equal to the amount of the ABR Revolving Loan which would otherwise have been made pursuant to paragraph (b) of this Section 2.04. Each Revolving Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participations shall be distributed by the Administrative Agent to the Swingline Lender. All payments by the Revolving Lenders in respect of Unrefunded Swingline Loans and participations therein shall be made in accordance with Section 2.13.

(d) Notwithstanding the foregoing, a Revolving Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to the foregoing paragraphs if a Default shall have occurred and be continuing at the time such Swingline Loan was made and such Revolving Lender shall have notified the Swingline Lender in writing prior to the time such Swingline Loan was made, that such Default has occurred and that such Revolving Lender will not acquire participations in Swingline Loans made while such Default is continuing.

Section 2.05 Optional and Mandatory Prepayments of Loans. (a) The Borrowers may at any time and from time to time prepay the Loans (subject to compliance with the terms of Section 2.16), in whole or in part, upon irrevocable prior written notice by the Borrower Representative to the Administrative Agent substantially in the form of Exhibit H (a “Notice of Prepayment”) not later than 12:00 noon two Business Days prior to the date of such prepayment, specifying (i) the date and amount of prepayment, and (ii) the Class of Loans to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including, in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each). A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day. Upon receipt of any Notice of Prepayment the Administrative Agent shall promptly notify each relevant Lender thereof. If any Notice of Prepayment is given, the amount specified in such Notice of Prepayment shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be in a minimum principal amount of $3.0 million or a whole multiple of $1.0 million in excess thereof (or, if less, the remaining outstanding principal amount thereof). Partial prepayments of Swingline Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

(b) In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment, the Borrowers shall be obligated to immediately prepay Revolving Credit Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in the account established with the Administrative Agent pursuant to Section 2.06(i)) to the extent of such excess.

(c) (i) If Holdings or any Subsidiary shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Rights) (other than Excluded Debt Issuances) (each, a “Debt Incurrence”), 100% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of Loans in accordance with Section 2.05(d) below.

(ii) If Holdings or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, an amount equal to 100% of such Net Proceeds shall be applied immediately after receipt thereof toward the prepayment of Loans in accordance with Section 2.05(d) below; provided that (x) the Net Proceeds from Asset Sales permitted by Section 6.05 shall not be required to be applied as provided herein on such date if and to the extent that (1) no Default exists on the date of such Asset Sale or would arise as a result of such Asset Sale and (2) the Borrower Representative deliver an officers’ certificate to the Administrative Agent on or prior to the date of such Asset Sale stating that such Net Proceeds shall be reinvested in capital assets of the Borrowers or any of their Subsidiaries in each case within 270 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended), (y) all such Net Proceeds shall be held in the Collateral Account and released therefrom only in accordance with the terms of this Agreement and the other applicable Loan Documents, and (z) if all or any portion of such Net Proceeds not so applied as provided herein is not allocated to reinvestment in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period, such remaining portion shall be applied on the last day of such period (or if any Net Proceeds allocated to such an investment on such 270th day shall cease to be so allocated or any such contractual commitment shall cease to be in effect and contractually committed, such remaining portion shall be applied on the date it ceases to be so allocated and contractually committed) to prepay the Loans pursuant to Section 2.05(d); provided, further, if the Property subject to such Asset Sale constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11.

(iii) If Holdings or any of its Subsidiaries shall receive proceeds from insurance or condemnation recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, an amount equal to 100% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of Loans in accordance with Section 2.05(d) below; provided that, if such Net Proceeds are from a Taking or Destruction of Property of ICTC, such prepayments may be deferred until such time as ICTC would be permitted at such time to make a distribution of such amount; provided, further, that (x) so long as no Default then exists or would arise therefrom, such Net Proceeds shall not be required to be so applied to the extent that the Borrower Representative delivers an officers’ certificate to the Administrative Agent promptly following the receipt of such Net Proceeds stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the substitution of other Property used or usable in the business of the Borrowers or their Subsidiaries, in each case within 270 days following the date of the receipt of such Net Proceeds, (y) all such Net Proceeds shall be held in the Collateral Account and released therefrom only in accordance with the terms of this Agreement and the other applicable Loan Documents, and (z) if all or any portion of such Net Proceeds has not been allocated to reinvestment in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period, such remaining portion shall be applied on the last day of such period (or if any Net Proceeds allocated and contractually committed to such an investment on such 270th day shall cease to be so allocated and contractually committed, such remaining portion shall be applied on the date it ceases to be so allocated and contractually committed) to prepay Loans pursuant to Section 2.05(d); provided, further, if the Property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any replacement or substitution Property purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11.

(iv) Within 10 days of the delivery of financial statements and the related Compliance Certificate referred to in Sections 5.01(a), (b) and (c) that evidence a positive Excess Subject Payment Amount, the Borrowers shall apply an amount equal to 50% of such Excess Subject Payment Amount towards prepayment of Loans pursuant to Section 2.05(d); provided that no such prepayment shall be required if as of the date of delivery of the most recent financial statements pursuant to Section 5.01(a) or (b) the Total Net Leverage Ratio was less than 3.0:1.0.

(v) Within 60 days after the end of each Fiscal Quarter of Holdings ending during any Dividend Suspension Period, the Borrowers shall prepay Loans pursuant to Section 2.05(d) in an aggregate amount equal to 50% of any increase in Available Cash during such Fiscal Quarter.

The Borrower Representative shall give the Administrative Agent at least five (5) Business Days’ notice of any prepayment pursuant to this Section 2.05(c).

(d) Any prepayment of Loans pursuant to this Section 2.05 shall be applied first, to the Term Loans (pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loans, the Delayed Draw Terms Loans and, if applicable, any Incremental Term Loans) and second, to the extent of any excess, to reduce the Revolving Credit Commitments pursuant to Section 2.11(c). Any such prepayment shall be applied first, to any ABR Loans then outstanding within the applicable Class and second, to the extent of any excess, to the Eurodollar Loans then outstanding within the applicable Class.

(e) If on any day on which Loans would otherwise be required to be prepaid pursuant to this Section 2.05, but for the operation of this Section 2.05(e) (each, a “Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of ABR Loans required to be prepaid, and no Default exists or is continuing, then on such Prepayment Date, (i) the Borrowers shall deposit funds into the Collateral Account in an amount equal to such excess, and only the outstanding ABR Loans required to be prepaid shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period after such Prepayment Date in effect with respect to a Eurodollar Loan which is of the Type required to be prepaid, the Administrative Agent is irrevocably authorized and directed by each Borrower to apply funds from the Collateral Account (and liquidate investments held in the Collateral Account as necessary) to prepay such Eurodollar Loans for which the Interest Period is then ending to the extent funds are available in the Collateral Account.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for the account of Holdings or any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrower Representative with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the name of the Person (which must be Holdings or a Subsidiary of Holdings) for whose account such Letter of Credit is to be issued, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrowers also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $10.0 million and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. With respect to any Letter of Credit which contains any “evergreen” automatic renewal provision, the Issuing Bank shall be deemed to have consented to any such extension or renewal provided that all of the requirements of this Section 2.06 are met and no Default exists.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 12:00 noon on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on such date; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligations to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due in respect thereof and such Revolving Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligations to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Holdings or any of its Subsidiaries to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by Applicable Law) suffered by such Person that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or acting with gross negligence or willful misconduct. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.06 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Collateral Account an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided that the Borrowers’ obligations to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (a) of Section 7.01 or any Event of Default described in clause (i) of Section 7.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement and each Borrower hereby grants the Administrative Agent a security interest in respect of each such deposit and the Collateral Account in which such deposits are held. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys deposited in the Collateral Account pursuant to this Section 2.06(i) shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Defaults have been cured or waived.

Section 2.07 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally, jointly and severally, promises to pay to the Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Credit Borrowings, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Revolving Loan and each Swingline Loan made by each such Lender; and (ii) in respect of Term Borrowings, on the Term Loan Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Term Loan made by each Term Lender. Each Borrower hereby further agrees, jointly and severally, to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13 (a)) on the unpaid principal amount of the Revolving Loans, Swingline Loans and Term Loans made from time to time until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. All payments required hereunder shall be made in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender on behalf of the Borrowers from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 9.10, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of each such Loan, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of each such Loan and each Lender’s share thereof and (iv) the amount of Loans of each Class owed to each Lender.

(d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 and the Notes maintained pursuant to paragraph (e) of this Section 2.07 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made by such Lender in accordance with the terms of this Agreement.

(e) The Loans of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of the Borrowers, in substantially the form attached as Exhibit D-1 or D-2, as applicable, with the blanks appropriately filled, payable to the order of such Lender.

Section 2.08 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the LIBO Rate determined for such Interest Period, plus (ii) the Applicable Rate.

(b) Each ABR Loan (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (b) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon, (iii) any Commitment Fee or (iv) any Delayed Draw Term Loan Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum or (y) in the case of any overdue interest, Commitment Fee, Delayed Draw Term Loan Commitment Fee or other amount, the rate described in Section 2.08(b) applicable to an ABR Revolving Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on the Loans shall be payable in arrears on each Interest Payment Date and on the Revolving Credit Maturity Date and Term Loan Maturity Date, as applicable; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

Section 2.09 Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

Section 2.10 Fees. (a) The Borrowers agree to pay a commitment fee (a “Commitment Fee”) to each Revolving Lender, which Commitment Fee shall be payable in arrears through the Administrative Agent on the last day of March, June, September and December beginning after the Effective Date, and on the Commitment Fee Termination Date (as defined below). The Commitment Fee due to each Revolving Lender shall commence to accrue for a period commencing on the Effective Date and shall cease to accrue on the date (the “Commitment Fee Termination Date”) that is the earlier of (i) the date on which the Revolving Credit Commitment of such Revolving Lender shall be terminated as provided herein and (ii) the first date after the end of the Revolving Credit Commitment Period. The Commitment Fee accrued to each Revolving Lender shall equal the Commitment Fee Percentage multiplied by such Lender’s Commitment Fee Average Daily Amount (as defined below) for the applicable quarter (or shorter period commencing on the date of this Agreement and ending with such Lender’s Commitment Fee Termination Date). A Revolving Lender’s “Commitment Fee Average Daily Amount” with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Revolving Lender’s Revolving Credit Commitment less such Revolving Lender’s Revolving Credit Exposure (excluding clause (c) of the definition thereof for purposes of determining the Commitment Fee Average Daily Amount only) for any applicable days during such Revolving Lender’s Revolving Credit Commitment Period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate for Eurodollar Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure represented by Letters of Credit issued hereunder (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure represented by Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (collectively, “LC Fees”) accrued through and including the last day of March, June, September and December of each calendar year during the Revolving Credit Commitment Period shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay a commitment fee (a “Delayed Draw Term Loan Commitment Fee”) to each Delayed Draw Term Lender, which Delayed Draw Term Loan Commitment Fee shall be payable in arrears through the Administrative Agent on the last day of March, June, September and December beginning after the Effective Date, and on the Delayed Draw Term Loan Commitment Fee Termination Date (as defined below). The Delayed Draw Term Loan Commitment Fee due to each Delayed Draw Term Lender shall commence to accrue for a period commencing on the Effective Date and shall cease to accrue on the date (the “Delayed Draw Term Loan Commitment Fee Termination Date”) that is the earlier of (i) the date on which the Delayed Draw Term Loan Commitment of such Delayed Draw Term Lender shall be terminated as provided herein and (ii) the first date after the Delayed Draw Funding Deadline. The Delayed Draw Term Loan Commitment Fee accrued to each Delayed Draw Term Lender shall equal the Delayed Draw Term Loan Commitment Fee Percentage multiplied by such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment. All Delayed Draw Term Loan Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) The Borrowers, jointly and severally, agree to pay to the Administrative Agent the administrative fee set forth in the Fee Letter (the “Administrative Agent Fees”).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable.

Section 2.11 Termination, Reduction or Adjustment of Commitments. (a) Unless previously terminated, (i) the Initial Term Loan Commitments shall terminate at 5:00 p.m. on the Effective Date, (ii) the Delayed Draw Term Loan Commitments shall terminate at 5:00 p.m. on the Delayed Draw Term Loan Funding Date and (iii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b) The Borrowers shall have the right, upon one Business Day’s notice to the Administrative Agent from the Borrower Representative, to terminate or, from time to time, reduce the amount of (i) the Revolving Credit Commitments (provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Revolving Loans made on the effective date thereof, the Aggregate Revolving Credit Exposure then outstanding would exceed the Total Revolving Credit Commitment then in effect) and (ii) the Delayed Draw Term Loan Commitment.

(c) If any prepayment of Term Borrowings would otherwise be required pursuant to Section 2.05 but cannot be made because there are no Term Borrowings outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term Borrowings, then, on the date that such prepayment is required, the amount not required to prepay the Term Borrowings shall be applied first to the permanent reduction of the Delayed Draw Term Commitments (if such prepayment is required prior to the Delayed Draw Funding Deadline) and then to the permanent reduction of the Revolving Credit Commitments.

Section 2.12 Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:

(i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Borrowing for such Interest Period, or

(ii) the Administrative Agent shall have received notice from a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate determined or to be determined for such Interest Period for such Eurodollar Borrowing will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders by 12:00 noon on the same day. The Administrative Agent shall give telecopy or telephonic notice to the Borrowers and the Lenders as soon as practicable after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurodollar Loans shall not be (x) converted or continued pursuant to Section 2.03 or (y) made pursuant to a Borrowing Request, and shall be continued or made as an ABR Loan, as the case may be.

Section 2.13 Pro Rata Treatment and Payments. (a) Each reduction of the Revolving Credit Commitments of the Revolving Lenders or the Delayed Draw Term Loan Commitments of the Delayed Draw Term Lenders shall be made pro rata according to the amounts of such Revolving Lenders’ or Delayed Draw Term Lenders’, as applicable, Commitment Percentages. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on Loans which are Eurodollar Loans designated by the Borrowers to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on Swingline Loans shall be made pro rata according to the respective outstanding principal amounts of the Swingline Loans or participating interests therein, as the case may be, then held by the relevant Lenders. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m. on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent’s Office specified in Section 9.01 in Dollars and in immediately available funds. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 7.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from the Borrowers, but without prejudice to any right or claim that the Borrowers may have against such Lender.

(c) Subject to Section 7.05, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

Section 2.14 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

Section 2.15 Requirements of Law. (a) If at any time any Lender or the Issuing Bank determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order, in each case, after the date of this Agreement (other than (i) any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate or (ii) the rate of tax imposed on the overall net income of such Lender or the Issuing Bank) or the compliance by such Lender or the Issuing Bank with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), to the extent such guideline, request or directive is changed or issued after the Effective Date, shall have the effect of increasing the cost to such Lender or the Issuing Bank for agreeing to make or making, funding or maintaining any Eurodollar Loans for the Borrowers or participating in, issuing or maintaining any Letter of Credit for the Borrowers, then the Borrowers shall from time to time, within five days of demand therefor by such Lender or the Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the Issuing Bank additional amounts sufficient to compensate such Lender or the Issuing Bank for such increased cost; provided that any such payment shall be without duplication of amounts to which such Lender or Issuing Bank is entitled under Section 2.16. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Administrative Agent by such Lender or the Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error. Such Lender or the Issuing Bank, as applicable, shall promptly notify the Administrative Agent and the Borrower Representative in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or the Issuing Bank, as applicable, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or the Issuing Bank, as applicable, within five days of the Borrower Representative’s receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers. No Lender shall be entitled to claim any amounts under this clause (a) in respect of any increased costs that were incurred more than 180 days prior to the date of delivery of such certificate to the Borrower Representative.

(b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the Effective Date affects or would affect the amount of capital required or expected to be maintained by any Lender or the Issuing Bank (or a holding company controlling such Lender or the Issuing Bank) and such Lender or the Issuing Bank determines in good faith (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of its Revolving Credit Commitment or the Loans made by it or its participations in Swingline Loans or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or the Issuing Bank (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or the Issuing Bank to the Borrower Representative, the Borrowers shall immediately pay directly to such Lender or the Issuing Bank, as the case may be, on demand additional amounts sufficient to compensate such Lender or the Issuing Bank (or its holding company) for such reduction in rate of return. A statement of such Lender or the Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Lender or the Issuing Bank may use any good faith method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. No Lender shall be entitled to claim any amounts under this clause (b) in respect of any reduction in the rate of return occurring more than 180 days prior to the date of delivery of such certificate to the Borrower Representative.

(c) In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify the Borrower Representative; provided that, except as provided above, any failure to provide such notice shall in no way impair the rights of the Issuing Bank or such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of the Borrowers for compensation for actual damages sustained as a result of any failure to observe this undertaking.

Section 2.16 Taxes. (a) All payments by the Borrowers of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent, the Issuing Bank or any Lender (or any assignee of such Lender or the Issuing Bank, as the case may be, or a Participant or a change in designation of the lending office of a Lender or the Issuing Bank, as the case may be (a “Transferee”)), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income (such non-excluded items being called “Taxes”) unless required by Applicable Law, rule or regulation. In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any Applicable Law, rule or regulation, then the Borrowers will:

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii) pay to the Administrative Agent for the account of the Lenders or the Issuing Bank, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Issuing Bank, as the case may be, will equal the full amount such Lender or the Issuing Bank, as the case may be, would have received had no such withholding or deduction been required.

(b) If any Taxes are directly asserted against the Administrative Agent, the Issuing Bank or any Lender or Transferee with respect to any payment received by the Administrative Agent, the Issuing Bank or such Lender or Transferee hereunder, the Administrative Agent, the Issuing Bank or such Lender or Transferee may pay such Taxes and, within 30 days of a written request by the Administrative Agent, the Issuing Bank or such Lender or Transferee, the Borrowers will pay such additional amounts (including any penalties, interest or expenses, except to the extent attributable to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender or Transferee) as shall be necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

(c) If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent, for the account of the Issuing Bank, the respective Lenders or Transferees, the required receipts or other required documentary evidence, the Borrowers shall indemnify the Issuing Bank, Lenders and Transferees for any incremental Taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses) paid by the Issuing Bank, any Lender or Transferee as a result of any such failure, except in the case of gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender or Transferee. For purposes of this Section 2.16, a distribution hereunder by the Administrative Agent to or for the account of the Issuing Bank, any Lender or Transferee shall be deemed a payment by the Borrowers. Such indemnification shall be paid within 30 days from the date on which the Issuing Bank or such Lender or Transferee makes written demand therefor specifying in reasonable detail the basis and calculation of such amount.

(d) Each Lender or Transferee that is organized under the laws of a jurisdiction other than the United States of America or any state or political subdivision thereof shall, on or prior to the Effective Date (in the case of each Lender that is a party hereto on the Effective Date) or prior to the date that any Person that was not previously a Lender becomes an Incremental Term Lender in accordance with Section 2.21 or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee) and thereafter as reasonably requested from time to time by the Borrowers or the Administrative Agent, execute and deliver, if legally able to do so, to the Borrower Representative and the Administrative Agent one or more (as the Borrowers or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8BEN or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes. In addition, the Administrative Agent, the Issuing Bank and any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.16 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested in writing by the Borrower Representative, if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts which would be payable or may thereafter accrue and would not, in the sole good faith judgment of the Administrative Agent, the Issuing Bank or such Lender (or Transferee), be otherwise disadvantageous to such Person.

(e) With respect to obligations under this Agreement other than those specified in Section 2.16(f), no Borrower shall be required to indemnify or to pay any additional amounts to the Issuing Bank, any Lender or Transferee with respect to any Taxes pursuant to this Section 2.16 to the extent that (i) any obligation to withhold, deduct or pay amounts with respect to such Tax existed on the date the Issuing Bank, such Lender or Transferee became a party to this Agreement or otherwise becomes a Transferee and, in the case of a Transferee, exceeded the obligation to the Person making the assignment, selling the participation or effecting such transfer to such Transferee that existed before the action by which such Transferee becomes a Transferee (and, in such case, the Borrowers may deduct and withhold such Tax from payments to the Issuing Bank, such Lender or Transferee), or (ii) any Lender or Transferee fails to comply in full with the provisions of the immediately preceding paragraph (and, in such case, the Borrowers may deduct and withhold all Taxes required by law as a result of such noncompliance from payments to the Issuing Bank, such Lender or Transferee).

(f) Notwithstanding anything to the contrary in this Section 2.16, if the Internal Revenue Service determines that a Lender (or Transferee) is a conduit entity participating in a conduit financing arrangement as defined in Section 7701(l) of the Code and the regulations thereunder and no Borrower was a participant to such arrangement (other than as the Borrowers under this Agreement) (a “Conduit Financing Arrangement”), then (i) no Borrower shall have any obligation to pay additional amounts or indemnify the Lender or Transferee for any Taxes with respect to any payments hereunder to the extent the amount of such Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination and (ii) such Lender or Transferee shall indemnify each Borrower in full for any and all taxes for which such Borrower is held directly liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement; provided that the Borrower Representative (i) shall promptly forward to the indemnitor an official receipt or other documentation satisfactorily evidencing such payment, (ii) shall contest such tax upon the reasonable request of the indemnitor and at such indemnitor’s cost and (iii) shall pay to such indemnitor within 30 days any refund of such taxes (including interest thereon). Each Lender or Transferee represents that it is not participating in a Conduit Financing Arrangement.

(g) In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim by it under this Section 2.16 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify the Borrowers; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or any Lender to demand and receive compensation under this Section 2.16, but without prejudice to any claims of the Borrowers for failure to observe this undertaking.

(h) Notwithstanding anything herein to the contrary, no Transferee shall be entitled to receive any greater amount pursuant to this Section 2.16 than the Person making the assignment, selling the participation or effecting the transfer to such Transferee, or any Lender (or Transferee) which changes its applicable lending office by designating a different lending office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation.

Section 2.17 Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.14, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, then, upon the written notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall, within five days of receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

Section 2.18 Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it will, if requested by the Borrower Representative, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole good faith judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.

Section 2.19 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements which at the time shall be payable as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements which at the time shall be payable shall be proportionately less than the unpaid principal portion of such Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to the Borrowers in the amount of such participation.

Section 2.20 Assignment of Commitments Under Certain Circumstances. In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or the Borrowers shall be required to make additional payments to any Lender under Section 2.16 (each, an “Increased Cost Lender”) or in the event any Lender (a “Non-Consenting Lender”) does not consent to any proposed amendment to this Agreement pursuant to Section 9.02 for which the consent of each Lender or each Lender of any Class is required and to which the Requisite Lenders or Requisite Lenders of such Class, as applicable, have consented, then, the Borrower Representative shall have the right, but not the obligation, at the expense of the Borrowers, upon notice to such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”) and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.10) approved by the Administrative Agent, the Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.10) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (a) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (b) such assignee or the Borrowers shall pay to the affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and participations in LC Disbursements and Swingline Loans held by such Terminated Lender and all commitment fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder (including, without limitation, any Commitment Fees) and (c) in the case of any Non-Consenting Lender, each Non-Consenting Lender whose consent is required in connection with the proposed amendment is removed pursuant to this Section 2.20.

Section 2.21 Increase in Term Commitments. (a) Provided (x) there exists no Default and (y) after giving effect to the making of Incremental Term Loans referred to below and the use of proceeds therefrom, the Borrowers would be in pro forma compliance with each of the Financial Covenants as of the most recent date for which financial statements have been delivered pursuant to Section 5.01, upon notice to the Administrative Agent by the Borrower Representative (which shall promptly notify each Term Lender), the Borrowers may on up to three (3) occasions, request additional term loans (the “Incremental Term Loans” and the related commitments, the “Incremental Term Commitments”) in an aggregate amount of not less than $25.0 million for any such request and not exceeding $250.0 million in the aggregate for all such requests; provided that (i) other than pricing, the Incremental Term Loans shall have the same terms as the Term Loans existing immediately prior to the effectiveness of the amendment creating such Incremental Term Loans (such existing Term Loans, the “Existing Term Loans”) and (ii) in the event that the applicable margin for any tranche of the Incremental Term Loans (inclusive of upfront fees and original issue discount (based on an assumed four-year life to maturity) payable to the applicable Incremental Term Lenders) is more than 25 basis points greater than the applicable margin for any tranche of Existing Term Loans (inclusive of any upfront fees and original issue discount (based on an assumed four-year life to maturity) paid to the applicable Term Lenders), then the Applicable Rate for each such tranche of Existing Term Loans shall be increased to the extent necessary such that the Applicable Rate (inclusive of such fees and discounts) for each such tranche of Existing Term Loans is not more than 25 basis points less than the applicable margin (inclusive of such fees and discounts) for such tranche of Incremental Term Loans. At the time of the sending of such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than five (5) Business Days and no more than thirty (30) Business Days from the date of delivery of such notice to the Lenders). Each Lender with an Existing Term Loan shall notify the Administrative Agent within such time period whether or not it agrees to such Incremental Term Commitment and, if so, whether in an amount equal to, greater than, or less than its pro rata share of the total Incremental Term Loans so requested. Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Term Commitment and, to the extent any Term Lender declines to commit to its applicable pro rata share of such Incremental Term Commitments, the Borrowers may also invite additional Persons to become Lenders. The Administrative Agent shall notify the Borrowers of the Lenders’ responses to each request made hereunder. Each Incremental Term Lender shall become a Lender or make its Incremental Term Commitment available, as the case may be, under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Term Lender (to the extent applicable) and the Administrative Agent (provided that, with the consent of each Incremental Term Lender, the Administrative Agent may execute such Incremental Facility Amendment on behalf of the applicable Incremental Facility Lenders). An Incremental Facility Amendment may, without the consent of any other Lender and notwithstanding anything in Section 9.02 to the contrary, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21 (including appropriate amendments to the definitions of “Requisite Lenders” and “Requisite Class Lenders” and to Section 2.05 in order to provide the same treatment for such Incremental Term Loans as is applicable to the Existing Term Loans).

(b) If any Incremental Term Commitments are made in accordance with this Section 2.21, the Administrative Agent and the Borrowers shall determine the effective date (the “Term Loan Commitments Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and each applicable Lender of such Lender’s final allocation of such increase and the Term Loan Commitments Increase Effective Date. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent such documents and opinions as the Administrative Agent may reasonably request (which shall, unless otherwise agreed by the Administrative Agent and the Borrower Representative, be consistent with the documents delivered pursuant to Section 4.01 with such changes as may be necessitated by changes in law since the date of this Agreement) together with a certificate of the Borrowers dated as of the Term Loan Commitments Increase Effective Date signed by a Financial Officer of the Borrowers (i) certifying and attaching (A) the resolutions adopted by the Borrowers approving or consenting to such increase and (B) a certificate demonstrating that, upon after giving pro forma effect to such increase, the Borrowers would be in pro forma compliance with the Financial Covenants as of the end of the most recently ended Fiscal Quarter for which appropriate financial information is available, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the Term Loan Commitments Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (B) no Default exists.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents on the Effective Date, each Loan Party makes the representations and warranties set forth in this Article III (after giving effect to the Transactions) and upon the occurrence of each Credit Event thereafter:

Section 3.01 Organization, etc.Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other power and authority to carry on its business as now conducted, (c) is duly qualified to do business and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify will not have a Material Adverse Effect, and (d) has full power and authority and holds all requisite material governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and to own or hold under lease its Property and to conduct its business substantially as currently conducted by it.

Section 3.02 Due Authorization, Non-Contravention, etc.The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not:

(a) contravene the Organic Documents of any Loan Party or any of its respective Subsidiaries;

(b) contravene any material law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries;

(c) except as set forth on Schedule 3.02(c), violate or result in a default or event of default or an acceleration of any rights or benefits under any material indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries; or

(d) result in, or require the creation or imposition of, any Lien on any material asset of any Loan Party or any of its respective Subsidiaries, except Liens created under the Loan Documents.

Section 3.03 Government Approval, Regulation, etc.Except as set forth on Schedule 3.03, no consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrowers or any other Loan Party of this Agreement or any other Loan Document which has been entered into, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, nor for the consummation of the Merger, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens under the Security Documents. No Loan Party or any of its respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.04 Validity, etc.This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

Section 3.05 Financial Information. (a) The consolidated balance sheets of (i) Holdings and its Subsidiaries as of December 31, 2004, 2005 and 2006, reported on by Ernst & Young, LLP, independent public accountants, and (ii) the Target and its Subsidiaries as of December 31, 2004, 2005 and 2006, reported on by KPMG LLP, and, in each case, the related consolidated statements of earnings and cash flows of such Person and its Subsidiaries for the three years ended December 31, 2006, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of (x) Holdings and its Subsidiaries (in the case of the financial statements referred to in clause (i) above) and (y) the Target and its Subsidiaries (in the case of the financial statements referred to in clause (ii) above) as of the dates thereof and the results of their operations and cash flows for the periods then ended.

(b) On the Effective Date, except for the Obligations, as disclosed in the financial statements referred to above or the notes thereto or on Schedule 3.05(b) hereto, neither the Loan Parties nor any of their Subsidiaries has any Indebtedness, material contingent liabilities, long-term commitments or unrealized losses.

Section 3.06 No Material Adverse Effect. Since December 31, 2006, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.07 Litigation. Except as set forth on Schedule 3.07, there is no pending or, to the knowledge of any Loan Party, threatened litigation, action or proceeding (including, without limitation, any existing or new litigation relating to the Transactions) affecting any Loan Party or any of their respective Subsidiaries’ operations, properties, businesses, assets or prospects, or the ability of the parties to consummate the transactions contemplated hereby, which would have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Merger Documents, any other Loan Document, the Transactions or the other transactions contemplated hereby.

Section 3.08 Compliance with Laws and Agreements. Except as set forth on Schedule 3.08, none of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any Applicable Law (other than Environmental Laws, which are the subject of Section 3.13), regulation or order of any Governmental Authority applicable to it or its property or any indenture, agreement or other instrument binding upon it or its property, except for any violations which do not have a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.09 Subsidiaries. Schedule 3.09 sets forth the name of, type of entity, and the direct or indirect ownership interest of Holdings and its Subsidiaries (including the legal structure) or other investment of Holdings and identifies each Subsidiary of Holdings that is a Loan Party, in each case as of the date of this Agreement and after giving effect to the Merger.

Section 3.10 Ownership of Properties. (a) Each Loan Party and its Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material properties and assets (including all Mortgaged Properties), except where the failure to have such title in the aggregate could not reasonably be expected to have a Material Adverse Effect. All Mortgaged Properties are free and clear of Liens, except for Prior Liens and all of such other properties are free and clear of Liens, other than Permitted Liens.

(b) As of the date of this Agreement, Schedule 3.10(b) contains and will contain a true and complete list of each parcel of Real Property (i) owned by any Loan Party as of the date of this Agreement and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, as of the date of this Agreement and describes the type of interest therein held by such Loan Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c) Each of Holdings and its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Holdings and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(d) Each of Holdings and each of its Subsidiaries owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) As of the date of this Agreement, neither Holdings nor any of its Subsidiaries has received any written notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date.

(f) Neither Holdings nor any of its Subsidiaries is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(g) As of the date of this Agreement, no Loan Party or any of its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Taking or Destruction affecting all or any portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

Section 3.11 Taxes. As of the date of this Agreement, each Loan Party and each Subsidiary has filed all federal, foreign and all other material income tax returns and reports required by Applicable Law to have been filed by it and has paid all material taxes and governmental charges due, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; provided that, in the case of any taxes that are being contested, any such contest of taxes or charges with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

Section 3.12 Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien (other than a Permitted Lien) on the assets of Holdings or any of its Subsidiaries. Each Loan Party and each of their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.12, no condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by any Loan Party or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary has any contingent liability with respect to post-retirement benefits provided under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (b) no Loan Party or Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 3.13 Environmental Warranties. (a) Except as set forth on Schedule 3.13(a), all facilities and property owned, leased or operated by Holdings or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.13(b), there are no pending or threatened (in writing):

(i) Environmental Claims received by Holdings or any of its Subsidiaries, or

(ii)  written claims, complaints, notices or inquiries received by Holdings or any of its Subsidiaries regarding Environmental Liability,

in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 3.13(c), there have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Holdings or any of its Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(d) Holdings and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which Holdings and its Subsidiaries are not in compliance, or are not in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth on Schedule 3.13(e), as of the date of this Agreement, no property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Holdings or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA.

(f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party’s knowledge, previously owned or leased by Holdings or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) As of the date of this Agreement, neither Holdings nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against Holdings or any of its Subsidiaries.

(h) As of the date of this Agreement, no Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by Holdings or any of its Subsidiaries.

(i) Neither Holdings nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has Holdings or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law, the cost of which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j) There are no polychlorinated biphenyls or friable asbestos present at any property owned, leased or operated by Holdings or any of its Subsidiaries, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14 Regulations U and X. The Loans, the use of the proceeds thereof, the Transactions, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation U or Regulation X.

Section 3.15 Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements. (a) The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they and their Subsidiaries are subject, and all other matters known to any of them that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither this Agreement nor any other document, certificate or statement furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast, estimate or projection, the Loan Parties represent only that such forecast, estimate or projection was made in good faith by the Loan Parties and was prepared using reasonable assumptions and estimates.

(b) The pro forma consolidated income statement projections for Holdings and its Subsidiaries on a combined basis, pro forma consolidated balance sheet projections for Holdings and its Subsidiaries on a combined basis and pro forma consolidated cash flow projections for Holdings and its Subsidiaries on a combined basis for the Fiscal Years ending 2008 through 2014, inclusive, which have been prepared on an annual basis (the “Projected Financial Statements”), give appropriate effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions. The assumptions made in preparing the Projected Financial Statements are believed by each Loan Party to be reasonable as of the date of such projections and as of the Effective Date and all material assumptions with respect to the Projected Financial Statements are set forth therein. The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof based upon estimates or assumptions believed by each Loan Party to be reasonable, it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the projections probably will differ from the projected results and that the difference may be material.

Section 3.16 Insurance. As of the date of this Agreement, set forth on Schedule 3.16 is a summary of all insurance policies maintained by Holdings and its Subsidiaries (a) with respect to properties material to the businesses of Holdings and its Subsidiaries against such casualties and contingencies and of such types and in such amounts as are customary in the case of similar businesses operating in the same or similar locations, and (b) required to be maintained pursuant to the Security Documents. All such insurance policies are maintained with financially sound and responsible insurance companies.

Section 3.17 Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Holdings or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of Holdings or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from Holdings or any of its Subsidiaries, or for which any claim may be made against Holdings or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Subsidiary.

Section 3.18 Solvency. Immediately following the Transactions and immediately after giving effect to each Credit Event, each Loan Party and each of their respective Subsidiaries will be Solvent.

Section 3.19 Securities. The Equity Interests of Holdings and each of its Subsidiaries have been duly authorized, issued and delivered and are fully paid, nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Schedule 3.19, the Equity Interests of each Subsidiary held, directly or indirectly, by any Loan Party are owned, directly or indirectly, by such Loan Party free and clear of all Liens (other than Permitted Liens). Except as set forth in Schedule 3.19, there are not, as of the date of this Agreement, any options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of Holdings and each of its Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests.

Section 3.20 Security Documents. (a) The Collateral Agreement is effective to create in favor of the Administrative Agent for its benefit and the benefit of the Secured Parties, legal, valid and enforceable security interests in the Securities Collateral and, when such Securities Collateral is delivered to the Administrative Agent together with stock powers or endorsements in blank, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Securities Collateral.

(b) (i) The Collateral Agreement is effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral described therein to the extent such Collateral is not excluded from the coverage of Article 9 of the UCC and (ii) when (x) financing statements in appropriate form are filed in the applicable filing offices to perfect such security interests (to the extent such security interests can be perfected by filing) and (y) upon the taking of possession or control by the Administrative Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Collateral Agreement), the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Collateral Agreement)) to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Administrative Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(c) When the filings in clause (b)(ii)(x) above are made and when the Collateral Agreement (or a summary thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

(d) Each Mortgage executed and delivered as of the Effective Date is, or, to the extent any Mortgage is duly executed and delivered thereafter by Holdings or any of its Subsidiaries, will be, effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.20(d), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Prior Liens.

Section 3.21 Anti -Terrorism Laws. (a) No Loan Party nor any of their respective Subsidiaries or, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any Applicable Laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party or Subsidiary of any Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party or Subsidiary of any Loan Party or, to the knowledge of any Loan Party, any of their Affiliates or their respective brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on December 31, 2007, or at such other place, date and time as the parties hereto shall mutually agree (such date, the “Effective Date”). The obligation of the Lenders to close this Agreement and to make the Initial Term Loans and Revolving Loans or of the Issuing Bank to issue, amend, renew or extend the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Note in favor of each Lender requesting a Note and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from an Authorized Officer of Holdings to the effect that all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete; that none of the Loan Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default has occurred and is continuing; and that each of the Loan Parties, as applicable, has satisfied each of the conditions set forth in Section 4.01 and Section 4.03.

(ii) Certificate of Secretary of each Loan Party. A certificate of an Authorized Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Loan Party as in effect on the Effective Date, (C) resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.01(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Loan Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Loan Party has filed required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel. Favorable opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Lenders shall request, which such opinion expressly permit successors and assignees of the Lenders to rely upon.

(v) Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 2.16.

(c) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the other Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject only to Permitted Liens).

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Securities Collateral pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Loan Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of the assets of such Loan Party are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by an Authorized Officer of each of the Borrowers) of insurance policies in the form required pursuant to Section 3.16.

(d) Real Property Collateral.

(i) Mortgages. The Administrative Agent shall have received Mortgages encumbering each Mortgaged Property identified on Schedule 1.01(a) in favor of the Administrative Agent, for its benefit and the benefit of the other Secured Parties, in each case duly executed and acknowledged by the applicable Loan Party and otherwise in proper form for recording in the applicable recording office where each such Mortgaged Property is situated, together with all financing statements, certificates, affidavits, questionnaires or returns as shall be requested in connection with the recording or filing thereof to create a Lien under Applicable Law, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, which Mortgage, financing statements and other instruments shall, when recorded, be effective to create a Lien on such Mortgaged Property subject to no other Liens except Prior Liens that are Permitted Liens.

(ii) Title Insurance. The Administrative Agent shall have received a marked-up commitment for a policy of title insurance with respect to each Mortgaged Property set forth on Schedule 1.01(a), insuring the first priority Liens of the Secured Parties and showing no Liens prior to Liens of the Secured Parties other than for ad valorem taxes not yet due and payable, with title insurance companies acceptable to the Administrative Agent. Further, the Loan Parties agree to provide or obtain “as built” surveys certified as of recent date by a registered engineer or land surveyor (accompanied by an affidavit of an authorized signatory of the owner of such property stating that there have been no improvements or encroachments to the property since the date of the respective survey such that the existing survey is no longer accurate) and any customary affidavits, zoning letters and indemnities, in each case as may be required or necessary to obtain title insurance satisfactory to the Administrative Agent.

(iii) Title Exceptions. The Administrative Agent shall have received copies of all recorded documents creating exceptions to the title policy referred to in Section 4.01(d)(ii).

(iv) Matters Relating to Flood Hazard Properties. The Administrative Agent shall have received a certification form of a certification from the National Research Center, or any successor agency thereto, regarding each Mortgaged Property set forth on Schedule 1.01(a).

(v) Environmental Assessments. The Administrative Agent shall have received a Phase I environmental assessment or such other environmental report reasonably requested by the Administrative Agent regarding each Mortgaged Property set forth on Schedule 1.01(a) by an environmental engineering firm acceptable to the Administrative Agent showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws, either of which could reasonably be expected to have a Material Adverse Effect.

(vi) Other Real Property Information. The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Lenders, each in form and substance satisfactory to the Administrative Agent.

(e) Consents; No Injunctions.

(i) Governmental and Third Party Approvals. The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the Transactions, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(f) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received copies of (A) each of the financial statements referred to in Section 3.05; (B) the interim unaudited financial statements of the Target and its Subsidiaries for each fiscal quarter ended since December 31, 2006 for which appropriate financial information is available and (C) the interim unaudited financial statements of Holdings and its Subsidiaries for each fiscal quarter ended since December 31, 2006 for which appropriate financial information is available.

(ii) Financial Projections. The Administrative Agent shall have received copies of the Projected Financial Statements.

(iii) Financial Condition Certificate. Holdings shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by an Authorized Officer of Holdings, that (A) Holdings and each of its Subsidiaries are each Solvent, (B) the payables of Holdings and its Subsidiaries are current and not past due and (C) attached thereto are calculations evidencing compliance on a pro forma basis with the Financial Covenants.

(iv) Payment at Closing; Fee Letters. Holdings shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 2.10(d) any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Holdings and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the Transactions, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(g) Merger.

(i) Merger Documents. The Administrative Agent shall have received (A) copies of the fully-executed Merger Documents certified by an Authorized Officer, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent and (B) satisfactory evidence that none of the Merger Documents was altered, amended or otherwise changed or supplemented or any material condition therein waived, without the prior written consent of the Administrative Agent.

(ii) Consents; Approvals. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that (A) all consents and approvals required pursuant to the terms of the Merger Agreement have been received and obtained and are in full force and effect, including, the consent of the board of directors of the Target and (B) the Merger Documents to be filed with the Pennsylvania Department of State (or any other applicable office) have been pre-cleared by all applicable Governmental Authorities and will be filed concurrently with the closing of this Agreement.

(iii) Conditions to the Merger. The Merger shall have been consummated in accordance with the terms of the Merger Documents and in accordance with all Applicable Laws.

(h) Miscellaneous.

(i) Borrowing Request. The Administrative Agent shall have received a Borrowing Request from the Borrowers in accordance with Section 2.02, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Effective Date are to be disbursed.

(ii) Existing Indebtedness. All Indebtedness of Holdings or any Subsidiary thereof, other than indebtedness under this Agreement and any Indebtedness to remain outstanding shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received payoff letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(iii) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(i) Post-Closing Agreement. Notwithstanding the foregoing, the parties hereto agree that certain of the conditions set forth in Sections 4.01(c)(i) and (iv) and 4.01(d)(i), (ii) and (iv) hereto shall not be met on the Effective Date but shall instead be met on the schedule set forth in, and in accordance with the terms of, the Post-Closing Agreement.

Section 4.02 Conditions to Delayed Draw Term Loan. In addition to the conditions set forth in Section 4.03, the obligation of the applicable Lenders to make the Delayed Draw Term Loans is subject to the satisfaction of each of the following conditions, as of the applicable date of the Delayed Draw Term Loan:

(a) The Senior Note Redemption shall occur contemporaneously with, and shall be financed with the proceeds of, the funding of the Delayed Draw Term Loans, in accordance with the terms of the Senior Notes Indenture and otherwise in accordance with all Applicable Laws.

(b) The Administrative Agent shall have received all documentation relating to the Senior Note Redemption reasonably requested by the Administrative Agent, which documentation shall be in form and substance satisfactory to the Administrative Agent.

Section 4.03 Conditions to Each Credit Event. The agreement of each Lender (including any Person with a Term Loan Commitment) to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (such event being called a “Credit Event”) (excluding, except for purposes of subsection (b) below only) continuations and conversions of Loans) requested to be made by it on any date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02, 2.04 or 2.06, as applicable.

(b) The representations and warranties made by each Loan Party set forth in Article III hereof and in the other Loan Documents shall be true and correct with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c) At the time of and immediately after such Credit Event, no Default shall have occurred and be continuing.

(d) The Administrative Agent shall have received a Borrowing Request or Notice of Conversion/Continuation, as applicable, from the Borrower Representative in accordance with Section 2.02 or Section 2.03, as applicable.

Each Credit Event shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Credit Event, as to the matters specified in paragraphs (b) and (c) of this Section 4.03.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees with the Lenders that on or after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 5.01 Financial Information, Reports, Notices, etc.The Borrowers will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days (or such shorter period for the filing of Holdings’ Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings, commencing with the Fiscal Quarter ending March 31, 2008, a consolidated balance sheet of Holdings as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Holdings for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of each Borrower;

(b) as soon as available and in any event within 90 days (or such shorter period as may be required for the filing of Holdings’ Form 10-K by the SEC) after the end of each Fiscal Year of Holdings, commencing with the Fiscal Year ending December 31, 2007, a copy of the annual audit report for such Fiscal Year for Holdings on a consolidated basis, including therein a consolidated balance sheet of Holdings as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Holdings for such Fiscal Year, in each case certified (without any Impermissible Qualification) by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Administrative Agent, together with a certificate from a Financial Officer of the Borrowers (a “Compliance Certificate”) containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and a computation of Available Cash, Cumulative Available Cash and the amount of Subject Payments made and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default, describing such Default and the steps, if any, being taken to cure it, and concurrently with the delivery of the foregoing financial statements, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines); and additionally consolidating financial information corresponding to the audited financial statements required above shall concurrently be provided;

(c) as soon as available and in any event within 45 days (or such shorter period as may be required for the filing of Holdings’ Form 10-Q by the SEC) after the end of each Fiscal Quarter, a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and a computation of Available Cash, Cumulative Available Cash and the amount of Subject Payments made and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

(d) no later than 10 days prior to the commencement of each Fiscal Year of Holdings beginning with the 2009 Fiscal Year, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected combined balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year and a narrative description from a Financial Officer describing such consolidated budget, in form satisfactory to the Administrative Agent) and the succeeding Fiscal Years through the Fiscal Year ending on or immediately after the fifth anniversary of the Effective Date (including a projected combined balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and, promptly when available, any significant revisions of such budgets;

(e) promptly upon receipt thereof, copies of all reports submitted to Holdings or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdings or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit, in each case, to the extent such accountants have consented thereto;

(f) as soon as possible and in any event within three Business Days after becoming aware of the occurrence of any Default, a statement of a Financial Officer of the Borrower Representative setting forth details of such Default and the action which the Borrowers have taken and proposes to take with respect thereto;

(g) as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

(h) promptly after the sending or filing thereof, copies of all reports which Holdings sends to any of its security holders, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which Holdings or any of its Subsidiaries or any of its officers files with the SEC or any national securities exchange;

(i) promptly upon becoming aware of the taking of any specific actions by the Loan Parties, their Subsidiaries or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without the Loan Parties, their Subsidiaries or any ERISA Affiliate having to provide more than $1.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of any Loan Party or any of their respective Subsidiaries or in the incurrence by any Loan Party or any of their respective Subsidiaries of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of any Loan Party or any of their respective Subsidiaries with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(j) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any of their respective Subsidiaries or ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or any of their respective Subsidiaries or ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

(k) as soon as possible, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

(l) simultaneously with the delivery of financial statements pursuant to Sections 5.01(a) and (b), certifications by the chief executive officer and the chief financial officer or others under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the SEC, without any exceptions or qualifications; and

(m) such other information respecting the condition or operations, financial or otherwise, of any Loan Party or any of their respective Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

(o) as soon as possible, and in any event no later than January 15, 2008:

(i) pro forma consolidated financial statements for Holdings and its Subsidiaries for the three-quarter period ended September 30, 2007 giving pro forma effect to the Merger and the other Transactions (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to the Administrative Agent); and

(ii) a pro forma balance sheet of Holdings and its Subsidiaries as of September 30, 2007 giving pro forma effect to the Merger and the other Transactions.

Section 5.02 Compliance with Laws, etc.The Loan Parties will, and will cause each of their Subsidiaries to, comply in all respects with all Applicable Laws, rules, regulations and orders, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):

(a) the maintenance and preservation of their existence and their qualification as a foreign corporation, limited liability company or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), and

(b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon them or upon their property except as provided in Section 5.14.

Section 5.03 Maintenance of Properties. Holdings and each of its Subsidiaries will maintain, preserve, protect and keep its material properties and material assets in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent Holdings or any such Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable commercial judgment of such Person, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

Section 5.04 Insurance. Holdings and each of its Subsidiaries will maintain or cause to be maintained with financially sound and responsible insurance companies (a) insurance with respect to their properties material to the business of Holdings and its Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance as may be required by any Requirement of Law, (vi) with respect to each Mortgaged Property, flood insurance in such amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time and (vii) such other insurance against risks as the Administrative Agent may from time to time require) and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrowers setting forth the nature and extent of all insurance maintained by Holdings and its Subsidiaries in accordance with this Section. Each such insurance policy shall provide that (i) it may not be cancelled or otherwise terminated without at least thirty (30) days’ (or, in the case of non-payment of premium, ten (10) days’) prior written notice to the Administrative Agent (and to the extent any such policy is cancelled, modified or renewed, the Borrowers shall deliver a copy of the renewal or replacement policy (or other evidence thereof) to the Administrative Agent, or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of the payment of the premium therefor); (ii) the Administrative Agent is permitted to pay any premium therefor within ten (10) days after receipt of any notice stating that such premium has not been paid when due; (iii) all losses thereunder shall be payable notwithstanding any act or negligence of Holdings or any of its Subsidiaries or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments; (iv) to the extent such insurance policy constitutes property insurance, all losses payable thereunder in an amount in excess of $1.0 million shall be payable to the Administrative Agent, as an additional insured and as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; provided that the Administrative Agent, as loss payee pursuant to the foregoing, shall not agree to the adjustment of any claim without the consent of the Borrowers (such consent not to be unreasonably withheld or delayed); and (v) with respect to liability insurance, the Administrative Agent shall be named as an additional insured. Notwithstanding the inclusion in each insurance policy of the provision described in clause (ii) of the immediately preceding sentence, in the event Holdings or any of its Subsidiaries gives the Administrative Agent written notice that it does not intend to pay any premium relating to any insurance policy when due, the Administrative Agent shall not exercise its right to pay such premium so long as such Person delivers to the Administrative Agent a replacement insurance policy or insurance certificate evidencing that such replacement policy or certificate provides the same insurance coverage required under this Section 5.04 as the policy being replaced by such Person with no lapse in such coverage.

Section 5.05 Books and Records; Visitation Rights. Holdings and each of its Subsidiaries will keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the Borrowers, photocopy extracts from) any of its books or other corporate or partnership records.

Section 5.06 Environmental Covenant. Each of the Loan Parties will and will cause each of its Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(b) promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(c) in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law or which could reasonably be expected to have Environmental Liability which violation or Environmental Liability could reasonably be expected to have a Material Adverse Effect, the applicable Loan Parties, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep the Administrative Agent informed of their actions;

(d) at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, the Loan Parties will provide, at such Loan Parties’ sole cost and expense, an environmental site assessment report concerning any Mortgaged Property now or hereafter owned or, to the extent such assessment can be obtained without violating the applicable lease, leased by such Person, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any Remedial Action in connection with such Hazardous Materials on, at, under or emanating from such Mortgaged Property pursuant to any applicable Environmental Law; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or the Requisite Lenders reasonably believe that a Loan Party or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance could reasonably be expected to have a Material Adverse Effect, or that circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against such Person or to result in Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable). If any Loan Party fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and each Loan Party shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such Mortgaged Property (to the extent, in the case of any leased property, such access can be granted without violating the applicable lease) and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Person’s sole cost and expense; and

(e) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

Section 5.07 Information Regarding Collateral. (a) Each Loan Party will furnish to the Administrative Agent prompt written notice of any change (i) in such Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) unless such Loan Party is a “registered organization” within the meaning of the UCC, in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or its organizational identification number or (v) in any Loan Party’s jurisdiction of organization. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Administrative Agent thirty (30) days’ prior written notice (or such shorter notice as may be agreed to by the Administrative Agent) and (ii) all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clause (b) of Section 5.01, the Borrowers shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer (or individual having the analogous title) of each of the Borrowers (i) setting forth the information required pursuant to the Schedules to the Collateral Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent Schedule updates delivered pursuant to this Section and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

Section 5.08 Existence; Conduct of Business. Each Loan Party will, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and its Subsidiaries’ legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.09 Performance of Obligations. Each Loan Party will and will cause its Subsidiaries to perform all of their respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party except for such noncompliance as in the aggregate would not have a Material Adverse Effect.

Section 5.10 Casualty and Condemnation. Each Loan Party (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any Collateral in an amount in excess of $2.0 million or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

Section 5.11 Pledge of Additional Collateral. Within 30 days (as such date may be extended by the Administrative Agent in its sole discretion) after the acquisition of assets of the type that would have constituted Collateral on the Effective Date pursuant to the Security Documents (the “Additional Collateral”), each appropriate Loan Party will take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or amending or confirming the Guaranty Agreement and the Security Documents, or in the case of the Equity Interests of a “first tier” Non-U.S. Subsidiary, entering into a pledge agreement under the laws of the jurisdiction of such Non-U.S. Subsidiary providing for the relevant Loan Party to have an enforceable and perfected security interest in 65% of the Equity Interests in such Subsidiary, to grant to the Administrative Agent for its benefit and the benefit of the Secured Parties a perfected Lien, subject to Permitted Liens in such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement. In the event that any Loan Party acquires an interest in additional Real Property having a fair market value in excess of $1.0 million as determined in good faith by the Borrowers, or renews any lease with respect to a Mortgaged Property the appropriate Loan Party, using its commercially reasonable efforts in the case of any such leases (but without any requirement to provide any lessor any compensation), will take such actions and execute such documents as the Administrative Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage encumbering any such Real Property for the benefit of the Secured Parties. All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, the reasonable and documented costs of the Administrative Agent and counsel for the Administrative Agent, shall be for the account of the Borrowers, which shall pay all sums due on demand.

Section 5.12 Further Assurances. The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which may be required under any Applicable Law, or which the Administrative Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 5.13 Use of Proceeds. The Borrowers covenant and agree that (i) the proceeds of the Initial Term Loans made on the Effective Date will be used to finance the Refinancing and to pay fees and expenses related to the Transactions, (ii) the proceeds of the Revolving Credit Commitment will be used for working capital and general corporate purposes of Holdings and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with Transactions and any portion of the Refinancing not paid with the proceeds of the Initial Term Loans, (iii) the proceeds of the Delayed Draw Term Loan will be used solely for the Senior Note Redemption and to pay fees and expenses related thereto, and (iv) the proceeds of any Incremental Term Loans made hereunder will be used to consummate any Permitted Acquisition and to pay any fees or expenses related thereto.

Section 5.14 Payment of Taxes. Each Loan Party and its respective Subsidiaries will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any Properties of such Loan Party or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither such Loan Party nor any of its respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP; provided, further, that, with respect to any taxes that are being contested, any such contest of any tax, assessment, charge, levy or claim with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

Section 5.15 Equal Security for Loans and Notes. If any Loan Party shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained from the Administrative Agent and the Requisite Lenders), it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other assets or Property thereby secured as long as any such assets or Property shall be secured; provided that this covenant shall not be construed as consent by the Administrative Agent and the Requisite Lenders to any violation by any Loan Party of the provisions of Section 6.02.

Section 5.16 Guarantees. In the event that any Person becomes a 90% Owned Subsidiary after the Effective Date, the Borrowers will promptly notify the Administrative Agent of that fact and within thirty (30) days (as such time may be extended by the Administrative Agent in its sole discretion) cause such 90% Owned Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Guaranty Agreement and deliver to the Administrative Agent a counterpart of the Collateral Agreement and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Administrative Agent, for the benefit itself and of the Secured Parties, a valid and perfected Lien on all of the Property and assets of such 90% Owned Subsidiary described in the applicable forms of the Security Documents subject to Permitted Liens.

Section 5.17 Subordination of Intercompany Loans. Each Loan Party covenants and agrees that any existing and future debt obligation of any Loan Party to any Subsidiary that is not a Loan Party shall, pursuant to a subordination agreement reasonably satisfactory to the Administrative Agent, be expressly subordinated to the Loans following a Default.

Section 5.18 Interest Rate Contracts. Not later than the later to occur of (i) ninety (90) days after the Effective Date and (ii) thirty (30) days after the Delayed Draw Term Loan Funding Date, the Borrowers will enter into or cause to be in effect, at all times during the term of this Agreement, Interest Rate Contracts with respect to interest rate exposure under this Agreement in an aggregate notional principal amount thereunder equal to at least fifty percent (50%) of the aggregate outstanding Term Loans and with a Lender, a Secured Hedging Provider or other counterparty reasonably satisfactory to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.19 Title Policies. Not later than thirty (30) days after the date of delivery of marked-up commitments for title insurance as set forth in the Post-Closing Agreement (as such date may be extended by the Administrative Agent in its sole discretion), the Administrative Agent shall have received final title insurance policies in form and substance reasonably satisfactory to the Administrative Agent with respect to each Mortgaged Property set forth on Schedule 1.01(a). In connection therewith, the Loan Parties agree to provide or obtain any customary affidavits, zoning letters and indemnities as may be required or necessary to obtain such title insurance policies.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all Fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Loan Parties agrees with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities. (a) The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

(i) Indebtedness incurred and outstanding under the Loan Documents;

(ii) (A) Indebtedness of Holdings incurred and outstanding under the Senior Notes in an aggregate principal amount not to exceed $130.0 million at any time and (B) any Permitted Refinancing thereof; provided that in the case of clause (B) only, (x) such Indebtedness matures at least one year after the Term Loan Maturity Date (and does not have mandatory offers to purchase, repayments or sinking fund provisions less favorable to the Lenders than the corresponding provisions of the Senior Note Documents) and (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it were incurred on the first day of the immediately preceding Test Period, the Borrowers would be in compliance with the Financial Covenants;

(iii) Indebtedness set forth on Schedule 6.01(a)(iii) and any Permitted Refinancing thereof;

(iv) Indebtedness of a Borrower or any Subsidiary Loan Party owed to a Borrower or any Subsidiary Loan Party; provided that such Indebtedness is represented by a note and is pledged to the Administrative Agent pursuant to the Security Documents;

(v) Guarantees by a Borrower or any Subsidiary Loan Party of Indebtedness of a Borrower or any Subsidiary Loan Party, in each case, to the extent such Indebtedness would have been permitted to be incurred hereunder directly by such Loan Party, and if such Indebtedness is subordinated in right of payment to the Obligations under the Loan Documents, such Guarantee is as subordinated in right of payment to the Obligations on the same terms;

(vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of such Loan Party or such Subsidiary receiving notice thereof;

(vii) Indebtedness of any Loan Party in an aggregate principal amount outstanding at any time not in excess of $50.0 million; provided that, in each case, (x) no Default shall have occurred or be continuing or would result therefrom and (y) after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Loan Parties would be in compliance with the Financial Covenants as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01 and any Permitted Refinancing in respect thereof;

(viii) Indebtedness of ICTC to a Borrower or any Subsidiary Loan Party in an aggregate principal amount outstanding at any time not in excess of $15.0 million; provided that if any such Indebtedness described in this Section 6.01(a)(viii) shall be evidenced by a promissory note, such note shall be pledged pursuant to the Collateral Agreement;

(ix) Indebtedness of a Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (ix) shall not exceed $25.0 million at any time outstanding;

(x) Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(xi) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to a Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(xii) Indebtedness of a Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xiii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xiv) obligations arising from or representing deferred compensation to employees of a Borrower or any Subsidiary that constitute or are deemed to be Indebtedness under GAAP and that are incurred in the ordinary course of business;

(xv) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Borrower in compliance with this Agreement, but only if such Indebtedness could otherwise be incurred pursuant to clauses (i) to (xiv) of this Section 6.01(a); provided that no Default shall have occurred and be continuing or would result therefrom;

(xvi) [Intentionally Omitted];

(xvii) Indebtedness of the Loan Parties assumed in one or more Permitted Acquisitions and any Permitted Refinancing thereof in an aggregate principal amount not to exceed $25.0 million outstanding at any time to the extent such Indebtedness was not incurred in connection with or in contemplation of such Permitted Acquisition; and

(xviii) Indebtedness of Holdings, the Net Cash Proceeds of which are used to permanently repay Loans or to finance Capital Expenditures or Investments by the Borrowers or any Subsidiary or to refinance any Indebtedness pursuant to a Permitted Refinancing thereof; provided that:

(A) after giving effect to any such incurrence of Indebtedness and the use of proceeds therefrom (and any other Indebtedness incurred or assumed since the last day of the immediately preceding Test Period), the Total Net Leverage Ratio would be less than or equal to 4.75:1.00;

(B) if any portion of the Indebtedness to be refinanced is Indebtedness of the type referred to in Section 6.01(a)(ii), such Indebtedness shall have a stated maturity that is at least one year after the Term Loan Maturity Date (and, other than with respect to any Convertible Indebtedness, shall not have mandatory offers to purchase, repayments or sinking fund provisions less favorable to the Lenders than the corresponding provisions of the Senior Note Documents); and

(C) such Indebtedness shall be non-recourse to the Borrowers or any Subsidiary;

provided further that notwithstanding clause (A) above Holdings may incur unsecured Indebtedness, on terms and conditions satisfactory to the Administrative Agent, incurred to finance a Permitted Acquisition so long as:

(x) no Default or Event of Default has occurred and is continuing;

(y) the Borrowers shall certify in writing to the Administrative Agent that after giving pro forma effect to the incurrence (if any) of Indebtedness in connection with such Permitted Acquisition, the assumption (if any) of Indebtedness permitted in Section 6.01(a)(xvii) and the consummation of such Permitted Acquisition, the Total Net Leverage Ratio shall be lower than the Total Net Leverage Ratio calculated immediately prior to giving pro forma effect to the incurrence and assumption (if any) of such Indebtedness and the consummation of such Permitted Acquisition; and

(z) such Indebtedness matures at least one year after the Term Loan Maturity Date and does not have a Weighted Average Life to Maturity that is shorter than the Term Loans.

(b) The Loan Parties will not, nor will they permit any of their Subsidiaries to, directly or indirectly, issue any Preferred Stock or other Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part including upon the occurrence of any contingency (unless the terms of such Equity Interests provide that, upon the happening of such contingency, no such redemption, repurchase or similar payment with respect to such Equity Interests shall be required until either all Obligations have been paid in full and there are no outstanding Commitments or such redemption, repurchase or similar requirement would be permitted by the terms of this Agreement), or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests not permitted by this Section 6.01(b), in each case, on or prior to the 91st day after the Term Loan Maturity Date.

Section 6.02 Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(i) Liens in favor of the Administrative Agent for the benefit of itself and the other Secured Parties under the Security Documents;

(ii) Liens on assets acquired after the Effective Date existing at the time of acquisition thereof by a Borrower or any Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Borrowers or any Subsidiary other than the specific assets so acquired;

(iii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not overdue by more than 10 days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied and (C) such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover cash and cash equivalents not in the Collateral Account;

(iv) Liens existing on the date of this Agreement and identified on Schedule 6.02(iv);

(v) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that (1) any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and (2) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied;

(vi) Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Section 6.01(a)(ix) covering only the assets acquired, financed, refinanced or improved with such Indebtedness;

(vii) Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clause (ii) of this Section 6.02; provided that any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced;

(viii) (A) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (1) secure Indebtedness or (2) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of a Borrower or any Subsidiary at such real property and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(ix) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower or any of their respective Subsidiaries is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (2) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied and (3) such Liens shall in no event encumber any Collateral other than cash and cash equivalents not in the Collateral Account;

(x) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement; provided that if any such Liens are on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied;

(xi) Liens in the form of licenses, leases or subleases granted or created by any Borrower or any of their respective Subsidiaries, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of such Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto; provided that any such Lien shall not extend to or cover any assets of any Person that is not the subject of any such license, lease or sublease;

(xii) Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable; provided that with respect to any leases entered into after the Effective Date, the applicable Borrower or Subsidiary shall use its commercially reasonable efforts to (x) enter into a lease that does not grant a Lien on fixtures or personal property in favor of the landlord thereunder or (y) obtain a landlord lien waiver reasonably satisfactory to the Administrative Agent;

(xiii) Liens securing Indebtedness permitted by Section 6.01(a)(xv); provided that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific assets of such Person that are being acquired; and

(xiv) CoBank, ACB’s statutory Lien on the Borrowers’ Bank Equity Interests;

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral other than Liens pursuant to clause (i) above.

Section 6.03 Fundamental Changes; Line of Business.

(a)  The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) two or more Borrowers may be merged together in a transaction in which a Borrower is the surviving corporation, (ii) any wholly owned Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (iii) any wholly owned Subsidiary may merge with or into any wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary (and if any party to such merger is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party), (iv) any Subsidiary may merge with or into an entity in a Permitted Acquisition in a transaction in which the surviving entity is a Loan Party; (v) the Merger shall be permitted and (vi) the Proposed Reorganization shall be permitted; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent to expressly assume the obligations of each non-surviving entity under each of the Loan Documents and to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable.

(b) Notwithstanding the foregoing, any Subsidiary of Holdings may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or Subsidiary Loan Party (provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable and provided further that such dispositions shall not be for more than the fair market value of the assets being disposed of), and any Subsidiary which is not a Subsidiary Loan Party may dispose of assets to any other Subsidiary which is not a Subsidiary Loan Party.

(c) The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of this Agreement and businesses reasonably related thereto and other businesses specified on Schedule 6.03(c).

(d) Holdings will not engage in any business other than holding Equity Interests of the Borrowers (or, in the case of the Proposed Reorganization, the Equity Interests of the Subsidiaries of any Borrower that are merged into Holdings; provided that such Subsidiaries are promptly merged into an existing Borrower with the result being that, after giving effect to the Proposed Reorganization, the only Equity Interests owned by Holdings will be those of the Borrowers in existence after giving effect to such Proposed Reorganization), issuing its Equity Interests, the Senior Notes (and any Permitted Refinancings thereof) or other Indebtedness which it is permitted to incur pursuant to Section 6.01, maintaining its existence, performing its obligations under the federal securities laws and performing activities reasonably related thereto.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not and will permit any of their Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make upfront payments or provide other credit support for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment” and collectively, “Investments”), except:

(i) Permitted Investments;

(ii) Investments existing on the date of this Agreement (or in respect of which a binding commitment to make such investment exists on the date of this Agreement) and set forth on Schedule 6.04;

(iii) Investments by Loan Parties and their Subsidiaries in Subsidiary Loan Parties or the Borrowers; provided that any such Investment held by a Loan Party shall be pledged pursuant to the terms of the Collateral Agreement;

(iv) Investments constituting Indebtedness permitted by Sections 6.01(a)(iv), (viii) and (x);

(v) Guarantees constituting Indebtedness permitted by Section 6.01(a)(v);

(vi) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(vii) loans and advances to employees of Holdings and its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $2.0 million in the aggregate at any time outstanding;

(viii) other loans, advances and investments of the Borrowers or any Subsidiary Loan Party not in excess of $10.0 million outstanding at any time;

(ix) Investments received in connection with dispositions of assets permitted under Section 6.03(b) and Section 6.05;

(x) accounts receivable of a Loan Party established in the ordinary course of business;

(xi) Investments out of Available Proceeds;

(xii) Permitted Acquisitions;

(xiii) Investments in Bank Equity Interests;

(xiv) Investments in an amount not to exceed Cumulative Available Cash at the time any such Investment is made; and

(xv) Investments resulting from Restricted Payments permitted by Section 6.07 or repurchases or redemptions of Indebtedness permitted by Section 6.10(b).

Section 6.05 Asset Sales. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by them, nor will any Borrower permit any of its Subsidiaries to, directly or indirectly, issue any additional Equity Interest in such Subsidiary, except:

(i) sales of inventory or used, surplus, obsolete, outdated, inefficient or worn out equipment and other property in the ordinary course of business;

(ii) sales, transfers and dispositions to the Borrowers or any Subsidiary Loan Party; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable;

(iii) the lease or sublease of Real Property in the ordinary course of business and not constituting a sale and leaseback transaction;

(iv) sales of Permitted Investments on ordinary business terms;

(v) Liens permitted by Section 6.02 and Investments permitted under Section 6.04;

(vi) sales of accounts receivable of a Loan Party that are past due in the ordinary course of business;

(vii) licensing and cross-licensing arrangements involving any technology or other intellectual property of a Loan Party or a Subsidiary which does not materially restrict the ability of such Loan Party or Subsidiary to use the technology or other intellectual property so licensed;

(viii) sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary) not otherwise permitted under this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (viii) shall not, in the aggregate, exceed $10.0 million during any Fiscal Year and $40.0 million in the aggregate and the Net Proceeds thereof are applied as required by Section 2.05(c)(ii);

(ix) Permitted Asset Swaps; and

(x) sales, transfers or dispositions by any Subsidiary (other than ICTC) that is not a Loan Party to any other Subsidiary that is not a Loan Party.

provided that all sales, transfers, leases and other dispositions permitted by clauses (viii) and (ix) shall be made for fair value and (x) for at least 80% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clauses (i) and (viii) and (y) for 100% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clauses (iv) and (vi).

Section 6.06 Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred unless (i) the sale of such Property is permitted by Section 6.05 and (ii) any Lien arising in connection with the use of such Property by any Loan Party or a Subsidiary is permitted by Section 6.02.

Section 6.07 Restricted Payments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) Subsidiaries of a Borrower may declare and pay dividends to such Borrower or another Subsidiary ratably with respect to their Equity Interests or additional shares of the same class of shares as the dividend being paid to the extent such payment complies with Section 6.01(b);

(ii) the Borrowers may pay dividends consisting solely of shares of their common stock or additional shares of the same class of shares as the dividend being paid;

(iii) the Borrowers may make Restricted Payments to Holdings and, without duplication, Holdings may make Restricted Payments or repurchase or redeem Indebtedness in accordance with Section 6.10(b)(iii) in an amount not to exceed Cumulative Available Cash at the time of the making of such Restricted Payment, in each case so long as (x) no Dividend Suspension Period shall be in effect and (y) no Event of Default shall have occurred and be continuing;

(iv) so long as no Default shall have occurred and is continuing or would result therefrom, any Loan Party may purchase or redeem Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees; provided that the aggregate amount of such purchases or redemptions under this clause (iv) shall not exceed in any Fiscal Year $3.0 million;

(v) noncash repurchases of Equity Interests (A) deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options or (B) for payment of withholding taxes upon vesting of any such Equity Interests consisting of restricted shares or performance shares;

(vi) unless a Default has occurred and is continuing under Section 7.01(a)(i) or any other Default has occurred within the previous 180 days and is continuing, the Borrowers may declare and pay dividends or make other distributions to Holdings in amounts sufficient to permit Holdings to pay regularly scheduled interest payments as and when due on the Senior Notes;

(vii) unless a Default shall have occurred and is continuing or would result therefrom, any Borrower may declare and pay a dividend to Holdings, provided that an equal amount of cash equity is concurrently contributed by Holdings to the capital of one or more of the other Borrowers;

(viii) the Borrowers may declare and pay dividends or make other distributions in amounts sufficient to permit Holdings to pay the taxes of Holdings and its Subsidiaries;

(ix) the Borrowers and Holdings may make Restricted Payments from (A) Available Proceeds and/or (B) the proceeds of the Delayed Draw Term Loan, in each case so long as (x) no Event of Default shall have occurred and be continuing and (y) in the case of proceeds of the Delayed Draw Term Loan such proceeds are used solely to repay the Senior Notes plus any reasonable premium and other payments required to be paid in connection with such repayment (as determined by the Borrower Representative); and

(x) the Borrowers may make distributions to Holdings to pay fees and expenses required to maintain its existence, and bonus and other benefits payable to their officers and employees, expenses of members of the Board of Directors and other general corporate administrative and overhead expenses actually incurred in the ordinary course of business.

Section 6.08 Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, unless such transactions are in the ordinary course of such Loan Party’s business and are at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except:

(i) transactions between or among one or more of the Borrowers and/or one or more of the Subsidiary Loan Parties not involving any other Affiliate and transactions among Subsidiaries not involving any Loan Party;

(ii) any Restricted Payment permitted by Section 6.07 and any transaction permitted by Section 6.03;

(iii) fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Holdings or any of its Subsidiaries as determined in good faith by the board of directors of Holdings;

(iv) loans and advances to employees of Holdings or any of its Subsidiaries permitted by Section 6.04(vii);

(v) transactions pursuant to the agreements set forth on Schedule 6.08(v) as such agreements are in effect on the date of this Agreement and as amended in accordance with Section 6.10; and

(vi) in the case of any joint venture in which the Borrowers or any Subsidiary has an interest, so long as the other party or parties to the joint venture which are not Affiliates of the Borrowers or any Subsidiary own at least 50% of the equity of such joint venture, transactions between such joint venture and the Borrowers or any Subsidiary that are at prices and on terms and conditions not less favorable to the Borrowers or any Subsidiary than could be obtained on an arm’s length basis from unrelated third parties.

Section 6.09 Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary or to transfer property to the Borrowers or any of the Subsidiaries; provided that the foregoing shall not apply to:

(i) conditions imposed by law (including orders of the ICC, PPUC or TPUC) or by any Loan Document;

(ii) clause (a) shall not apply to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

(iii) restrictions and conditions existing on the date of this Agreement not otherwise excepted from this Section 6.09 identified on Schedule 6.09 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);

(iv) restrictions contained in the Senior Note Documents or any other agreements governing indebtedness so long as not more restrictive than the Senior Note Documents;

(v) any agreement in effect at the time any Person becomes a Subsidiary of a Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(vi) customary restrictions and conditions contained in agreements relating to the sale of assets pending such sale; provided such restrictions and conditions apply only to the assets to be sold and such sale is permitted hereunder; and

(vii) clause (a) shall not apply to customary provisions in leases and contracts in the ordinary course of business between the Borrowers and their Subsidiaries and their customers and other contracts restricting the assignment thereof.

Section 6.10 Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness. (a) The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise change (or waive) the terms of any Organic Document, any Merger Document, any document governing any Indebtedness outstanding as of the date of this Agreement or any agreement set forth on Schedule 6.08(v), in each case, in a manner materially adverse to the Lenders.

(b) The Loan Parties will not, and will not permit any Subsidiary to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Indebtedness of the type referred to in Section 6.01(a)(ii) and Section 6.01(a)(xviii), in each case other than (i) pursuant to any customary registered exchange offer therefor after a private placement thereof, (ii) any Permitted Refinancing, (iii) the repurchase or redemption from time to time of Indebtedness of the type referred to in Section 6.01(a)(ii) or Section 6.01(a)(xviii) with amounts received by Holdings from a Restricted Payment by the Borrowers permitted by Section 6.07(iii), so long as at the time of such redemption or repurchase (x) no Dividend Suspension Period shall be in effect and (y) no Event of Default, shall have occurred and be continuing, (iv) the redemption of Indebtedness of the type referred to in Section 6.01(a)(ii) from (A) Available Proceeds and/or (B) the proceeds of the Delayed Draw Term Loan, in each case so long as no Event of Default shall have occurred and be continuing and (v) the redemption of Indebtedness of the type referred to in Section 6.01(a)(xviii) from Available Proceeds so long as no Event of Default shall have occurred and be continuing.

Section 6.11 Total Net Leverage Ratio. The Borrowers will not permit the Total Net Leverage Ratio (a) at the end of any Fiscal Quarter of Holdings from the Effective Date to the Fiscal Quarter ending on or immediately after the first anniversary of the Effective Date to exceed 5.50:1.0 and (b) at the end of any Fiscal Quarter of Holdings thereafter to exceed 5.25:1.0.

Section 6.12 Interest Coverage Ratio. The Borrowers will not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2008) to be less than 2.25:1.0.

Section 6.13 Anti-Terrorism Law. The Loan Parties shall not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.21 above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.13).

Section 6.14 Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of the Loan Parties that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Loan Party, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”) (available at or through http://www.ustreas.gov/offices/enforcement/ofac/), U.S. Department of the Treasury, and/or to the knowledge of any Loan Party, as of the date thereof, based upon reasonable inquiry by such Loan Party, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (b) no Embargoed Person shall have any direct interest, and to the knowledge of any Loan Party, as of the Effective Date, based upon reasonable inquiry by any Loan Party, indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

Section 6.15 Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Loan Party, as of the Effective Date, based upon reasonable inquiry by such Loan Party, none of the funds of such Loan Party that are used to repay the Loans shall be derived from any unlawful activity with the result that the investment in the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute (i) an “Event of Default”, if any Loans, LC Disbursements or Letters of Credit are outstanding , and (ii) an “Event of Termination”, if no Loans, LC Disbursements or Letters of Credit are outstanding:

(a) The Borrowers shall default (i) in the payment when due of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of five Business Days), or (iii) in the payment when due of any Fee described in Section 2.10 or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five Business Days).

(b) Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent, the Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

(c) Any Borrower shall default in the due performance and observance of any of its obligations under clause (g), (i) or (k) of Section 5.01 or any Loan Party or any of their Subsidiaries shall fail to comply with clause (a) of Section 5.02 or Article VI.

(d) Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date written notice of such default is delivered by the Administrative Agent to the Borrower Representative or by any Loan Party to the Administrative Agent pursuant to Section 5.01(f).

(e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $7.5 million individually or in the aggregate shall be rendered against Holdings or any of its Subsidiaries (or any combination thereof) and

(i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed;

(ii) such judgment has not been stayed, vacated or discharged within 60 days of entry; or

(iii) there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment is not fully insured against by a policy or policies of insurance (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of any Borrower

(g) Any of the following events shall occur:

(i) the taking of any specific actions by a Loan Party, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could expect to incur a liability or obligation to such Pension Plan which could reasonably be expected to have a Material Adverse Effect; or

(ii) an ERISA Event, or termination, withdrawal or noncompliance with Applicable Law or plan terms with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the assets of any Loan Party or a Subsidiary or, when taken together with all other ERISA Events and terminations, withdrawals and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.

(h) Any Change in Control shall occur.

(i) Any Loan Party or any of their Subsidiaries shall

(i) cease to be Solvent or generally fail to pay debts as they become due;

(ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that each Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party or any such Subsidiary and, if any such case or proceeding is not commenced by the such Loan Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the such Loan Party or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that each Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.

(j) The obligations of Holdings or any Subsidiary Loan Party under the Guaranty Agreement, as applicable, shall cease to be in full force and effect or any such Loan Party shall repudiate its obligations thereunder.

(k) Any Lien on Collateral having a fair market value in excess of $1.0 million purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document.

Section 7.02 Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 7.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (other than Hedging Obligations) shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by each Borrower.

Section 7.03 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrowers and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations (other than Hedging Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations (other than Hedging Obligations) which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate.

Section 7.04 Action if Event of Termination. Upon the occurrence and continuation of any Event of Termination, the Requisite Lenders may, by notice from the Administrative Agent to the Borrowers and the Lenders (except if an Event of Termination described in clauses (i) through (v) of Section 7.01(i) shall have occurred, in which case the Commitments (if not theretofore terminated) shall, without notice of any kind, automatically terminate) declare their Commitments terminated, and upon such declaration the Lenders shall have no further obligation to make any Loans hereunder. Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.

Section 7.05 Crediting of Payments and Proceeds. Subject to Section 5.4 of the Collateral Agreement and Article IV of the Mortgage, in the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations (other than Hedging Obligations) have been accelerated pursuant to this Article VII, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Bank in its capacity as such (ratably among the Administrative Agent and the Issuing Bank in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Disbursements (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Disbursements and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize any L/C Exposure then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.

Section 7.06 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrowers nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Sections 7.02, 7.03 and 7.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, Arranger, or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 8.09 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion (without notice to, or vote or consent of, any Secured Hedging Provider):

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the other Secured Parties (whether or not on the date of such release there may be outstanding Hedging Obligations), under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment and the Delayed Draw Term Loan Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Requisite Lenders;

(b) to subordinate or release any Lien on any Collateral (whether or not on the date of such subordination or release there may be outstanding Hedging Obligations) granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(c) to release any guarantor (whether or not on the date of such release there may be outstanding Hedging Obligations) from its obligations under the Guaranty Agreement, the Security Documents and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Borrowers
or the Borrower
Representative:	121 South 17th Street
Mattoon, Illinois 61938
Attention: Steve Childers
Telecopy No.: (217) 234-9934
E-mail: steve.childers@consolidated.com

Attention: Robert J. Currey
Telecopy No.: (217) 234-9934
E-mail: bob.currey@consolidated.com

With copies to:	Schiff Hardin LLP
6600 Sears Tower
233 South Wacker Drive
Chicago, Illinois 60606-6473
Attention of: James E. Brown
Telecopy No.: (312) 258-5600
E-mail: jbrown@schiffhardin.com

If to Wachovia as
Administrative Agent
or Issuing Bank:	Wachovia Bank, National Association
NC0680
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone No.: (704) 590-2703
Telecopy No.: (704) 590-3481

With copies to:	Kennedy Covington Lobdell & Hickman, L.L.P.
214 North Tryon Street
Charlotte, North Carolina 28202
Attention of:David L. Batty
Telephone No.:(704) 331-7537
Telecopy No.:(704) 353-3237
E-mail: dbatty@kennedycovington.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the office to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender directly affected thereby;

(b) amend, modify or waive Section 4.02 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Delayed Draw Term Lenders to make Delayed Draw Term Loans when such Delayed Draw Term Lenders would not otherwise be required to do so without the prior written consent of the Requisite Delayed Draw Term Loan Lenders;

(c) amend, modify or waive Section 4.03 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Revolving Lenders would not otherwise be required to do so without the prior written consent of the Requisite Revolving Lenders;

(d) extend or increase the Revolving Credit Commitment or the Delayed Draw Term Loan Commitment of any Lender (or reinstate any Revolving Credit Commitment or any Delayed Draw Term Loan Commitment terminated pursuant to Sections 7.02, 7.03 or 7.04) or the amount of Loans of any Lender without the written consent of such Lender;

(e) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Credit Commitment or the Delayed Draw Term Loan Commitment hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(f) reduce the principal of, or the rate of interest specified herein on, any Loan or reimbursement obligation (pursuant to Section 2.06(e)), or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(g) change Section 2.13 or 7.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(h) change Sections 2.05(d) or 2.13(c) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly affected thereby;

(i) change any provision of this Section or the definition of “Requisite Lenders” (except as otherwise provided in Section 2.21) or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(j) release all of the guarantors or release guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 8.09), without the written consent of each Lender; or

(k) release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 8.09 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Section 9.03 Expenses; Indemnity.

(a) Costs and Expenses. The Borrowers and any other Loan Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any subagent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, penalties (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by such Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to such Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, penalties (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) arise out of a dispute that is solely between Lenders in their capacities as Lenders (and not in any Lender’s capacity as Administrative Agent, Swingline Lender or Issuing Bank) or (z) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by them to the Administrative Agent (or any subagent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such subagent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such subagent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such subagent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.13(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

Section 9.04 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Bank or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Bank or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Bank and the Swingline Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.05 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrowers and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 9.06 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.07 Reversal of Payments. To the extent the Borrowers make a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 9.08 Injunctive Relief. The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrowers agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 9.09 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 9.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, its Delayed Draw Term Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, Delayed Draw Term Loan Commitment and Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million, in the case of any assignment in respect of any Revolving Loans, or $1.0 million, in the case of any assignment in respect of any Term Loans, or $1.0 million , in the case of any assignment in respect of any Delayed Draw Term Loan Commitment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan, the Revolving Credit Commitment or the Delayed Draw Term Loan Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) Revolving Loans if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) Term Loans or any Delayed Draw Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of the Issuing Bank and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of Revolving Loans.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrowers. No such assignment shall be made to the Borrowers or any Borrower’s respective Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Pro Rata Term Loan Assignments. Following the initial funding of the Delayed Draw Term Loan, each assignment of a Term Loan (other than an Incremental Term Loan) by a Term Lender shall be made on a pro rata basis as between (A) the Initial Term Loan and (B) the Delayed Draw Term Loan of such Term Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment or Delayed Draw Term Loan Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any Borrower’s respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or Delayed Draw Term Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, Issuing Bank, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 9.02 that directly affects such Participant and could not be effected by a vote of the Requisite Lenders. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.14, 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Lender organized under the laws of a jurisdiction other than the United States of America or any state or political subdivision thereof if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(d) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the same terms as provided herein), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their respective obligations, (g) with the consent of the Borrowers, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by such Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.12 Performance of Duties. Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

Section 9.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitment remains in effect, any of the Delayed Draw Term Loan Commitment or the Loans hereunder have not been terminated.

Section 9.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 9.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 9.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.17 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.18 Term of Agreement. This Agreement shall remain in effect from the Effective Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment and the Delayed Draw Term Loan Commitment have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 9.19 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and Subsidiaries, which information includes the name and address of each Borrower and Subsidiary and other information that will allow such Lender to identify such Borrower or Subsidiary in accordance with the Act.

Section 9.20 Independent Effect of Covenants. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrowers or their respective Subsidiaries or further restricts the rights of the Borrowers or their respective Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 9.21 Appointment of Borrower Representative. Each of the TXU Borrower and the Merger Sub hereby irrevocably appoints and authorizes the CCI Borrower, and the CCI Borrower hereby accepts such appointment and agrees to act, as the Borrower Representative (a) to provide the Administrative Agent with all notices with respect to all Borrowings obtained for the benefit of the Borrowers and all other notices and instructions under this Agreement, (b) to take such action on behalf of the Borrowers as the Borrower Representative deems appropriate on its behalf to obtain Borrowings and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (c) to act as its agent for service of process and notices required to be delivered under this Agreement or the other Loan Documents, it being understood and agreed that receipt by the Borrower Representative of any summons, notice or other similar item shall be deemed effective receipt by the Borrowers and their Subsidiaries.

Section 9.22 Obligations Joint and Several.

(a) Nature of Obligations. Each of the Borrowers shall be jointly and severally liable for the Obligations, however incurred. References to the Borrowers with respect to the Obligations or any portion thereof shall mean each Borrower on a joint and several basis.

(b) Bankruptcy Limitations. Notwithstanding anything to the contrary contained in this Agreement, it is the intention of each Borrower, the Administrative Agent and the Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Borrower or its assets, the amount of such Borrower’s obligations with respect to the Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws (as defined below) after giving effect to Section 9.22(c). To that end, but only in the event and to the extent that after giving effect to Section 9.22(c), such Borrower’s obligations with respect to the Obligations or any payment made pursuant to such Obligations would, but for the operation of the first sentence of this Section 9.22(b), be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 9.22(c), the amount of such Borrower’s obligations with respect to the Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Borrower’s obligations with respect to the Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Obligations exceeds the limitation of the first sentence of this Section 9.22(b) and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Obligations as limited by the first sentence of this Section 9.22(b) shall in all events remain in full force and effect and be fully enforceable against such Borrower. The first sentence of this Section 9.22(b) is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder against such Borrower in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Borrower nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding. For the purposes of this Section 9.22(b), “Applicable Insolvency Laws” means all applicable laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws, whether foreign or domestic (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented).

(c) Agreement for Contribution. The Borrowers hereby agree among themselves that, if either Borrower shall make an Excess Payment (as defined below), such Borrower shall have a right of contribution from the other Borrower in an amount equal to such other Borrower’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Borrower under this Section 9.22(c) shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full, and neither Borrower shall exercise any right or remedy under this Section 9.22(c) against the other Borrower until such Obligations have been paid in full. For purposes of this Section 9.22(c), (i) “Excess Payment” shall mean the amount paid by any Borrower in excess of its Ratable Share of any Obligations; (ii) “Ratable Share” shall mean, for any Borrower in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Borrowers exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrowers hereunder) of the Borrowers; provided, however, that, for purposes of calculating the Ratable Shares of the Borrowers in respect of any payment of Obligations, any Borrower that became a Borrower subsequent to the date of any such payment shall be deemed to have been a Borrower on the date of such payment and the financial information for such Borrower as of the date such Borrower became a Borrower shall be utilized for such Borrower in connection with such payment; and (iii) “Contribution Share” shall mean, for any Borrower in respect of any Excess Payment made by any other Borrower, the ratio (expressed as a percentage) as of the date of such Excess Payment of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of the Borrower other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrowers) of the Borrower other than the maker of such Excess Payment. Each Borrower recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. No Borrower shall have any right of subrogation, indemnity or reimbursement under applicable law in respect of any payment of Obligations (other than the contribution rights set forth in this Section 9.22(c)) against any other Borrower. No Person other than a Lender or a Borrower may rely on the provisions of this Section 9.22(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC., as Co-Borrower

By:	/s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

CONSOLIDATED COMMUNICATIONS INC., as Co-Borrower

By:	/s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

FORT PITT ACQUISITION SUB INC., as Co-Borrower

By:	/s/ Steven J. Shirar
Name: Steven J. Shirar
Title: Vice President

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ Marc Birenbaum
Name: Marc Birenbaum
Title: Director

COBANK, ACB, as Syndication Agent and Lender

By:	/s/ Ted Koerner
Name: Ted Koerner
Title: Managing Director

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and Lender

By:	/s/ Vincent Fitzgerald
Name: Vincent Fitzgerald
Title: Managing Director

RAYMOND JAMES BANK, FSB as Lender

By:	/s/ Andrew D. Hahn
Name: Andrew D. Hahn
Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A., as Lender

By:	/s/ Richard Vian
Name: Richard Vian
Title: Vice President

The undersigned, as successor by merger to Merger Sub on the Effective Date, hereby (a) assumes all of the Obligations of Merger Sub under, and is a party to, this Agreement and all of the other Loan Documents (and shall be obligated to pay and perform all of the obligations of Merger Sub hereunder or thereunder) immediately upon the execution of this Agreement and (b) certifies to the Administrative Agent and the Lenders that each of the representations and warranties contained in this Agreement and the other Loan Documents and any other documents executed in connection with the transactions contemplated under this Agreement or the other Loan Documents (including, without limitation, the Merger Documents) are true, correct and complete in all material respects (provided that any representation that is qualified by materiality or Material Adverse Effect shall be true, correct and complete in all respects).

NORTH PITTSBURGH SYSTEMS, INC., as Co-Borrower

By:	/s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer